UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DANAHER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DANAHER CORPORATION

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2011

To the Shareholders:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (“Danaher”), will be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C., on May 10, 2011 at 3:00 p.m., local time, for the following purposes:

1.	To elect the three directors named in the attached proxy statement to hold office for a term of three years and until their successors are elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2011.

3.	To approve an amendment to Danaher’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

4.	To approve an amendment to Danaher’s Restated Certificate of Incorporation to allow holders of twenty-five percent (25%) or more of the Company’s outstanding shares to call a special meeting of shareholders.

5.	To approve certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the Plan.

6.	To approve on an advisory basis the Company’s executive officer compensation.

7.	To hold an advisory vote relating to the frequency of future shareholder advisory votes on the Company’s executive officer compensation

8.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 11, 2011 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 10, 2011.

This proxy statement and the accompanying annual report are available at:

http://www.danaher.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

April 4, 2011

PROXY STATEMENT

DANAHER CORPORATION

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

2011 ANNUAL MEETING OF SHAREHOLDERS

MAY 10, 2011

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Danaher Corporation, a Delaware corporation (“Danaher”), of proxies for use at the 2011 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. on May 10, 2011 at 3:00 p.m., local time, and at any and all adjournments thereof. Danaher’s principal address is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701. The date of mailing of this Proxy Statement is on or about April 4, 2011.

Purpose of the Annual Meeting

The purpose of the meeting is to: elect the three directors named in this proxy statement to hold office for a term of three years and until their successors are elected and qualified; ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2011; approve an amendment to Danaher’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors; approve an amendment to Danaher’s Restated Certificate of Incorporation to allow holders of twenty-five percent (25%) or more of the Company’s outstanding shares to call a special meeting of shareholders; approve certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the Plan; approve on an advisory basis the Company’s executive officer compensation; hold an advisory vote relating to the frequency of future shareholder advisory votes on the Company’s executive officer compensation; and consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Admission

Please be prepared to present photo identification for admittance. If you are a shareholder of record or hold your shares through a Danaher 401(k) plan, your name will be verified against the list of shareholders of record or plan participants on the record date prior to your being admitted to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee (i.e., in street name), you should also be prepared to provide proof of beneficial ownership as of the record date, such as a recent brokerage account statement showing your ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Outstanding Stock and Voting Rights

In accordance with Danaher’s Bylaws, the Board has fixed the close of business on March 11, 2011 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Danaher entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value. Each outstanding share of Danaher Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on March 11, 2011, 663,313,601 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher.

The proxies being solicited hereby are being solicited by Danaher’s Board. The total expense of the solicitation will be borne by Danaher, including reimbursement paid to banks, brokerage firms and other nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Danaher, who will receive no additional compensation for their services. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Proxies will be voted as specified in the shareholder’s proxy. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted (1) FOR each of the nominees named herein as directors, (2) FOR ratification of the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2011, (3) FOR approval of the amendment to Danaher’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors, (4) FOR approval of the amendment to Danaher’s Restated Certificate of Incorporation to allow holders of twenty-five percent (25%) or more of the Company’s outstanding shares to call a special meeting of shareholders, (5) FOR approval of certain amendments to Danaher’s 2007 Stock Incentive Plan and the material terms of the performance goals under the Plan, (6) FOR approval of the Company’s executive officer compensation, (7) for shareholder advisory votes relating to the Company’s executive officer compensation to be held every 1 YEAR, and (8) in the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Steven Rales and Mitchell Rales to act as proxies with full power of substitution.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposals 2-4, which are considered “routine” matters. However, on “non-routine” matters such as Proposals 1 and 5-7, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1 and 5-7. Broker non-votes will not affect the required vote with respect to Proposals 1 and 5-7 (and will not affect the attainment of a quorum since the broker has discretion to vote on Proposals 2-4 and these votes will be counted toward establishing a quorum). However, in order for Proposal 5 to be approved, the NYSE listing standards require that the total votes cast must represent more than 50% of the Danaher Common Stock issued, outstanding and entitled to vote at the Annual Meeting (with abstentions counting as votes cast and broker non-votes not counting as votes cast). As a result, the failure to give your broker instructions for how to vote on Proposal 5 could, depending on the number of votes cast, result in the proposal not being approved.

Approval Requirements. If a quorum is present, the vote required under the Company’s Bylaws to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.

•

With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

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With respect to Proposals 3 and 4, the affirmative vote of a majority of the outstanding shares of Danaher Common Stock entitled to vote is required for approval of amendments of our Certificate of Incorporation. For these proposals, abstentions have the effect of a vote against the proposal.

•

With respect to Proposals 2 and 5-7, the affirmative vote of a majority of the shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For Proposals 2, 5 and 6, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal. With respect to Proposal 7, if none of the frequency options receive votes from a majority of the shares represented in person or by proxy and entitled to vote on the proposal (with abstentions being included in the denominator of this calculation), the frequency option receiving the greatest number of votes cast in this advisory vote will be considered the frequency recommended by Danaher’s shareholders. In this situation, abstentions will not affect the determination as to which frequency option is recommended by the shareholders.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered shareholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions by telephone, over the Internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered shareholders will be available 24 hours a day, up until 11:59 PM Central time on May 9, 2011. You may obtain directions to the Annual Meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850.

Most Danaher shareholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards.

If you participate in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Savings Plan (the “401(k) Plan”) or the Danaher Corporation & Subsidiaries Retirement and Savings Plan (collectively with the 401(k) Plan, the “Savings Plans”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 5, 2011, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Danaher a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Delivery of Documents to Shareholders Sharing an Address

Danaher and some banks, brokers and other nominee record holders participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or telephoning 1-800-542-1061. The revocation of your consent to householding will be effective 30 days after its receipt. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Danaher Corporation, Attn: Investor Relations, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701; telephone us at 202-828-0850; or email us at investor.relations@danaher.com. If you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the above address, telephone number or email address.

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 11, 2011, the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and nominees for director and each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (3) all executive officers and directors of Danaher as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of March 11, 2011.

Name	Number of Shares Beneficially Owned (1)		Percent Of Class (1)
Mortimer M. Caplin	662,626	(2)	*
H. Lawrence Culp, Jr.	4,649,585	(3)	*
Donald J. Ehrlich	202,330	(4)	*
Linda P. Hefner	53,244	(5)	*
Walter G. Lohr, Jr.	695,002	(6)	*
Mitchell P. Rales	53,380,535	(7)	8.0%
Steven M. Rales	58,140,869	(8)	8.8%
John T. Schwieters	64,332	(9)	*
Alan G. Spoon	93,186	(10)	*
Elias A. Zerhouni, M.D.	8,330	(11)	*
Daniel L. Comas	708,235	(12)	*
William K. Daniel II	41,696	(13)	*
Thomas P. Joyce, Jr.	361,336	(14)	*
James A. Lico	500,324	(15)	*
T. Rowe Price Associates, Inc.	67,176,575	(16)	10.1%
FMR LLC	35,970,268	(17)	5.4%
All executive officers and directors as a group (18 persons)	120,497,426	(18)	18.0%

(1)	Pursuant to the definition of beneficial ownership, balances credited to each executive officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”), which could under the terms of the EDIP be converted into shares of Danaher Common Stock within 60 days of March 11, 2011, are reflected in the table. EDIP participants generally have the right to terminate employment at any time and at their election receive an immediate distribution of their vested EDIP balance in the form of Danaher Common Stock. For purposes of the table, the number of shares of Danaher Common Stock attributable to a person’s EDIP account is equal to (1) the person’s outstanding EDIP balance as of March 11, 2011 (to the extent such balance is vested or will become vested within 60 days of March 11, 2011), divided by (2) the closing price of Danaher Common Stock as reported on the NYSE on March 11, 2011 ($51.40 per share). For purposes of the table, the number of shares attributable to each executive officer’s 401(k) account is equal to (a) the officer’s balance, as of March 11, 2011, in the Danaher stock fund included in the executive officer’s 401(k) account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Danaher Common Stock as reported on the NYSE on March 11, 2011. The 401(k) Danaher Stock Fund consists of a unitized pool of Danaher Common Stock and cash. The table also includes shares that may be acquired upon (x) exercise of options that are exercisable within 60 days of March 11, 2011, or (y) vesting of restricted stock units (“RSUs”) that vest within 60 days of March 11, 2011.

(2)	Includes 354,000 shares and options to acquire 80,330 shares, in each case owned by a revocable trust of which Mr. Caplin and his spouse are the sole trustees, 200,000 shares owned by a grantor retained annuity trust of which Mr. Caplin is trustee and the sole annuitant and 28,296 shares held by a charitable foundation of which Mr. Caplin is director and president. The 354,000 shares owned outright by the revocable trust are pledged to a bank as security and Mr. Caplin is in compliance with the underlying instrument. Mr. Caplin disclaims beneficial ownership of the shares held by the charitable foundation.

(3)	Includes options to acquire 3,427,596 shares, 675,694 shares owned by a limited liability company the members of which are Mr. Culp and an entity controlled by Mr. Culp, 3,653 shares attributable to Mr. Culp’s 401(k) account and 266,390 shares attributable to Mr. Culp’s EDIP account.

(4)	Includes options to acquire 80,330 shares, 32,000 shares owned by a limited partnership of which Mr. Ehrlich is general partner, 12,800 shares owned by an IRA for the benefit of Mr. Ehrlich and 2,000 shares owned by Mr. Ehrlich’s spouse. Mr. Ehrlich disclaims beneficial ownership of the shares held by his spouse.

(5)	Includes options to acquire 40,330 shares. 5,314 of the shares owned outright by Ms. Hefner are pledged as security under a real property mortgage, and Ms. Hefner is in compliance with the mortgage.

(6)	Includes options to acquire 80,330 shares. Also includes 60,000 shares held by a charitable foundation of which Mr. Lohr is president, and 106,672 shares held by Mr. Lohr as trustee of a trust for his children, as to each of which Mr. Lohr disclaims beneficial ownership.

(7)	Includes 40,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 856,080 shares owned by an IRA for the benefit of Mr. Rales, 2,400,000 shares owned by grantor retained annuity trusts as to which Mr. Rales is trustee and the sole annuitant and 131,973 shares attributable to Mr. Rales’ 401(k) account. All of the shares of Danaher Common Stock held by the limited liability companies of which Mr. Rales is the sole member are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Mitchell Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701. On a combined basis, Steven Rales and Mitchell Rales own 111,521,404 shares, or 16.8% of the Danaher Common Stock.

(8)	Includes 40,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 9,129 shares attributable to Mr. Rales’ 401(k) account and 117,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. All of the shares of Danaher Common Stock held by the limited liability companies of which Mr. Rales is the sole member are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701. On a combined basis, Steven Rales and Mitchell Rales own 111,521,404 shares, or 16.8% of the Danaher Common Stock.

(9)	Includes options to acquire 56,330 shares. 6,002 of the shares owned outright by Mr. Schwieters are held in a margin account.

(10)	Includes options to acquire 80,330 shares.

(11)	Consists of options to acquire 8,330 shares.

(12)	Includes options to acquire 650,600 shares, 6,578 shares attributable to Mr. Comas’ 401(k) account, 15,561 shares attributable to Mr. Comas’ EDIP account and 4,528 shares held by Mr. Comas’ spouse. Mr. Comas disclaims beneficial ownership of the shares held by his spouse.

(13)	Includes options to acquire 38,200 shares and 3,496 shares attributable to Mr. Daniel’s EDIP account.

(14)	Includes options to acquire 243,600 shares, 50,670 shares attributable to Mr. Joyce’s 401(k) account and 66,327 shares attributable to Mr. Joyce’s EDIP account.

(15)	Includes options to acquire 448,600 shares, 9,969 shares attributable to Mr. Lico’s 401(k) account and 41,755 shares attributable to Mr. Lico’s EDIP account.

(16)	The amount shown and the following information is derived from a Schedule 13G dated February 14, 2011 filed by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2010. According to the Schedule 13G, Price Associates has sole voting power over 19,047,551 shares and sole dispositive power over 67,176,575 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)	The amount shown and the following information is derived from a Schedule 13G dated February 11, 2011 filed by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2010. Pursuant to the Schedule 13G, 33,843,495 of the shares reported (including 7,849 shares which may be acquired by the holder at any time upon conversion of $270,000 principal amount of Danaher’s zero coupon Liquid Yield Option Notes due 2021 (the “LYONs”)) are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole investment power and the Fidelity Funds’ Boards of Trustees exercises sole voting power; 9,879 shares are beneficially owned by Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 136,909 shares (including 56,309 shares which may be acquired by the holder at any time upon conversion of $1,937,000 principal amount of Danaher’s LYONs) are beneficially owned by Pyramis Global Advisors, LLC, an investment advisor and wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has sole investment and sole voting power; 950,953 shares (including 6,395 shares which may be acquired by the holder at any time upon conversion of $220,000 principal amount of Danaher’s LYONs) are owned by Pyramis Global Advisors Trust Company, a bank and a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has sole investment power, and sole voting power with respect to 682,853 of such shares; and the remaining 1,029,032 shares reported are beneficially owned by FIL Limited, an investment adviser and investment manager and an entity independent of FMR LLC, as to which shares FIL Limited exercises sole investment power, and sole voting power with respect to 944,932 shares. FMR LLC disclaims beneficial ownership of the shares beneficially owned by FIL Limited. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(18)	Includes options to acquire 5,610,656 shares, 305,231 shares attributable to executive officers’ 401(k) accounts and 554,762 shares attributable to executive officers’ EDIP accounts. In addition to the shares identified in the footnotes above as being pledged as security, an additional 280,647 of the aggregate shares beneficially owned by directors and executive officers are pledged as security.

*	Represents less than 1% of the outstanding Danaher Common Stock.

PROPOSAL 1.

ELECTION OF DIRECTORS OF DANAHER

Danaher’s Restated Certificate of Incorporation provides that the Board is divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors at ten. At the 2011 Annual Meeting, shareholders will be asked to elect the three directors set forth below to serve until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified. The Board has nominated H. Lawrence Culp, Jr., Mitchell P. Rales and Elias A. Zerhouni, M.D. to serve as directors in the class whose term expires in 2014. Mortimer M. Caplin, Donald J. Ehrlich, Linda P. Hefner and Walter G. Lohr, Jr. will continue to serve as directors in the class whose term expires in 2012. Steven M. Rales, John T. Schwieters and Alan G. Spoon will continue to serve as directors in the class whose term expires in 2013.

As discussed in greater detail in Proposal 3, in February 2011 the Board approved an amendment to Article Five, Section I of Danaher’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors, subject to the approval of the shareholders at the 2011 Annual Meeting. If Proposal 3 is approved by the requisite vote of the shareholders, the directors elected at the 2012 Annual Meeting (and at each annual meeting thereafter) will be elected for one-year terms and beginning with the 2014 annual meeting the entire Board will be elected annually.

We have set forth below information relating to each nominee for election as director and each director continuing in office, including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve or should continue to serve as a director of Danaher; the year in which he or she became a director; age; and the year in which his or her term is scheduled to expire. Please see “Corporate Governance – Board of Directors and Committees of the Board – Nominating and Governance Committee” for a further discussion of the Board’s process for nominating these candidates. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Nominees for Three Year Terms That Will Expire in 2014

H. Lawrence Culp, Jr. Age 48

Mr. Culp has served on Danaher’s Board of Directors and as Danaher’s President and Chief Executive Officer since May 2001. He is also a member of the board of directors of GlaxoSmithKline plc.

Mr. Culp joined the Company in 1990 and served in leadership positions in a variety of different functions and businesses before his promotion to President and CEO in 2001. His broad operating and functional experience and in-depth knowledge of Danaher’s businesses and of the Danaher Business System are particularly valuable given the complex, diverse nature of Danaher’s portfolio. His insights and perspective from serving on the board of one of the world’s largest pharmaceutical companies have also proved valuable to Danaher. These experiences, combined with Mr. Culp’s talent for leadership and his long-term strategic perspective, have helped drive Danaher’s sustained record of growth and performance through a full range of economic cycles.

Mitchell P. Rales Age 54

Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Chairman of the Executive Committee of Danaher since 1984. He was also President of the Company from 1984 to 1990. In addition, for more than the past five years he has been a principal in private and public business entities in the manufacturing area. Mr. Rales is also a member of the board of directors of Colfax Corporation, and is a brother of Steven M. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

Elias A. Zerhouni, M.D. Age 59

Dr. Zerhouni has served on Danaher’s Board of Directors since 2009. He was originally proposed to the Nominating and Governance Committee for election as a director by the management directors of Danaher. None of the management directors knew Dr. Zerhouni at the time they proposed him to the committee, but they were aware of Dr. Zerhouni’s professional reputation and experience and believed that his background would be of significant benefit to the Board given Danaher’s strategic expansion in the area of medical technology. Dr. Zerhouni has served as President, Global Research & Development, for Sanofi-Aventis, a global pharmaceutical company, since December 2010. From 1996 to 2002, Dr. Zerhouni served as Chair of the Russell H. Morgan Department of Radiology and Radiological Sciences, Vice Dean for Research and Executive Vice Dean of the Johns Hopkins School of Medicine. From 2002 to November 2008, Dr. Zerhouni served as director of the National Institutes of Health (“NIH”), and from November 2008 to December 2010 he provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings.

Dr. Zerhouni, a physician, scientist, and world-renowned leader in radiology research, is widely viewed as one of the leading authorities in the United States on emerging trends and issues in medicine and medical care. These insights, as well as his deep, technical knowledge of the research and clinical applications of medical technologies, are of considerable importance given Danaher’s strategic expansion in the medical technologies segment. Dr. Zerhouni’s government experience also gives him a strong understanding of how government agencies work, and his experience growing up in North Africa, together with the global nature of the issues he faced at NIH, give him a global perspective that is valuable to Danaher.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOREGOING NOMINEES.

Directors Whose Terms Will Expire in 2012

Mortimer M. Caplin Age 94

Mr. Caplin has served on Danaher’s Board of Directors since 1990. He has been a member of Caplin & Drysdale, a law firm in Washington, D.C., for over five years. Mr. Caplin is also a member of the board of directors of Presidential Realty Corporation, and within the past five years has also served as a director of the Fairchild Corporation.

Mr. Caplin has served as U.S. Commissioner of the Internal Revenue Service, founded one of the country’s leading tax law firms and has practiced and taught tax and corporate law for many years. He brings to Danaher a deep understanding of the government, public policy, tax law and corporate governance, which offer significant benefits to Danaher as a large, global and complex company.

Donald J. Ehrlich Age 73

Mr. Ehrlich has served on Danaher’s Board of Directors since 1985. He served as President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 until his retirement in July 2008, and has also served on the boards of private and non-profit organizations.

Mr. Ehrlich also founded and served as the chairman and chief executive officer of an NYSE-listed publicly-traded manufacturing company, and has also founded and served as CEO of two privately held manufacturing companies. As an entrepreneur and business leader who began his career on the factory floor, has been awarded over fifteen patents and worked his way to leadership of a large publicly-traded company, Mr. Ehrlich has a broad understanding of the strategic challenges and opportunities facing a publicly-traded manufacturing company such as Danaher, as well as a broad, functional skill-set in the areas of engineering, finance, capital allocation and executive compensation.

Linda P. Hefner Age 51

Ms. Hefner has served on Danaher’s Board of Directors since 2005. Since May 2007, she has served as Executive Vice President of Wal-Mart Stores Inc. (an operator of retail stores and warehouse clubs) and since April 2009 as Chief Merchandising Officer for Sam’s Club, a division of Wal-Mart. From May 2004 through December 2006, Ms. Hefner served as Executive Vice President - Global Strategy for Kraft Foods Inc., a company that manufactures and sells branded foods and beverages.

Ms. Hefner has served in senior management roles with some of the country’s leading consumer goods companies, with responsibilities in the areas of marketing, branding and merchandising. Understanding and responding to the needs of our customers is fundamental to Danaher’s business strategy, and Ms. Hefner’s keen marketing and branding insights have been a valuable resource to Danaher’s Board. Her leadership role with one of the world’s largest and most successful public companies also gives her an appreciation for the business practices that are critical to the success of a large, growing public company such as Danaher.

Walter G. Lohr, Jr. Age 67

Mr. Lohr has served on Danaher’s Board of Directors since 1983. He has been a partner of Hogan Lovells, a global law firm, for over five years and has also served on the boards of private and non-profit organizations.

Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the state of Maryland. He has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising have been a critical resource for Danaher given the importance of its acquisition program.

Directors Whose Terms Will Expire in 2013

Steven M. Rales Age 60

Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Danaher’s Chairman of the Board since 1984. He was also CEO of the Company from 1984 to 1990. In addition, for more than the past five years he has been a principal in private business entities in the areas of manufacturing and film production. Mr. Rales is a brother of Mitchell P. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

John T. Schwieters Age 71

Mr. Schwieters has served on Danaher’s Board of Directors since 2003. He has been a Senior Advisor of Perseus, LLC, a merchant bank and private equity fund management company, since March 2009 after serving as Vice Chairman from April 2000 to March 2009. Mr. Schwieters is a member of the board of directors of Smithfield Foods, Inc. and Choice Hotels International, Inc., and within the past five years has also served as a director of Union Street Acquisition Corp. and Manor Care, Inc.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Danaher extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Danaher as a large, global and complex public company.

Alan G. Spoon Age 59

Mr. Spoon has served on Danaher’s Board of Directors since 1999. He has served as General Partner of Polaris Venture Partners, a company which invests in private technology firms, since May 2000. Mr. Spoon is also a member of the board of directors of IAC/InterActiveCorp., and within the past five years has also served as a director of Getty Images, Inc. and TechTarget, Inc.

In addition to his leadership role at Polaris Venture, Partners, Mr. Spoon previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters and Standards of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board. Danaher has also adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Corporate Governance Guidelines, committee charters and Standards of Conduct referenced above are each available in the “Investor – Corporate Governance” section of our website at www.danaher.com.

Board Leadership Structure and Risk Oversight

Board Leadership Structure. The Board has separated the positions of Chairman and CEO because it believes that, at this time, this structure best enables the Board to ensure that Danaher’s business and affairs are managed effectively and in the best interests of shareholders. This is particularly the case in light of the fact that the Company’s Chairman is Steven Rales, a co-founder of the Company who owns approximately 8.8% of the Company’s outstanding shares, served as CEO of the company from 1984 to 1990 and continues to serve as an executive officer of the company. As a result of his substantial ownership stake in the Company, the Board believes that Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management experience with the Company and Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business (including with respect to oversight of risk management).

Risk Oversight. The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company. The Board oversees the Company’s risk management processes directly and through its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisition and capital allocation program and its organizational structure. Each of the Board’s committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Audit Committee oversees risks related to financial controls and legal and compliance risks and generally oversees the Company’s risk assessment and risk management policies; the Finance Committee oversees risks involving the Company’s capital structure and liquidity; the Nominating & Governance Committee oversees corporate governance risks; and the Compensation Committee considers the impact of the Company’s compensation programs on the Company’s risk profile. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks. On an annual basis, the Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts and provides a report to the Board and each of the committees of the Board with risk oversight responsibilities. With respect to the manner in which the Board’s risk oversight function impacts the Board’s leadership structure, as described above our Board believes that Mr. Rales’ management experience and tenure help the Board to more effectively exercise its risk oversight function.

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that other than Messrs. Steven Rales, Mitchell Rales and H. Lawrence Culp, Jr., each of whom is an executive officer of Danaher, all of the remaining seven members of the Board, consisting of Ms. Hefner, Messrs. Caplin, Ehrlich, Lohr, Schwieters and Spoon and Dr. Zerhouni, are independent within the meaning of the listing standards of the NYSE. The Board concluded that none of the independent directors possesses any of the bright-line relationships set forth in the listing standards of the NYSE that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

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With respect to Mr. Lohr, the Board considered the fact that Mr. Lohr and other attorneys at the Hogan Lovells law firm (at which Mr. Lohr is a partner) provide legal services to entities controlled by Messrs. Steven Rales and Mitchell Rales. The Board concluded that the relationship does not constitute a material relationship because it has not impaired and does not impair Mr. Lohr’s independent judgment in connection with his duties and responsibilities as a director of Danaher. The aggregate amount of legal services provided by Hogan Lovells in 2010 to the Rales’ affiliates was less than one percent of Hogan Lovells’ annual revenues.

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With respect to Ms. Hefner, the Board considered the fact that Ms. Hefner is an officer of Wal-Mart Stores Inc. and of the Sam’s Club division of Wal-Mart, and that certain of Danaher’s subsidiaries sold products to and purchased products from Wal-Mart in 2010 on commercial terms. The Board concluded that none of these transactions, individually or in the aggregate, constitutes a material relationship because all of the sales and purchases were conducted in the ordinary course of business and on an arm’s-length basis and Ms. Hefner had no role in the decision-making at Wal-Mart or Danaher with respect to such transactions. The amount of sales and purchases in 2010 was in each case less than one percent of the annual revenues of each of Danaher and Wal-Mart.

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With respect to Mr. Ehrlich, the Board considered the fact that certain of his immediate family members during 2010 were employed by a publicly-traded business that on a commercial basis purchased products from certain of Danaher’s subsidiaries in 2010. The Board concluded that none of these transactions, individually or in the aggregate, constitutes a material relationship because all of the sales were conducted in the ordinary course of business and on an arm’s-length basis and neither Mr. Ehrlich nor any of the immediate family members had any role in the decision-making at Danaher or such other company with respect to such transactions. The amount of sales in 2010 was less than one percent of the annual revenues of each of Danaher and the other company.

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With respect to Dr. Zerhouni, the Board considered the fact that Dr. Zerhouni is an officer of Sanofi-Aventis, and that certain of Danaher’s subsidiaries sold products to Sanofi-Aventis in 2010 on commercial terms. The Board concluded that none of these transactions, individually or in the aggregate, constitutes a material relationship because all of the sales were conducted in the ordinary course of business and on an arm’s-length basis and Dr. Zerhouni had no role in the decision-making at Sanofi-Aventis or Danaher with respect to such transactions. The amount of sales in 2010 was less than one percent of the annual revenues of each of Danaher and Sanofi-Aventis.

Danaher’s non-management directors (all of whom are independent within the meaning of the listing standards of the NYSE) meet in executive session following the Board’s regularly-scheduled meetings. The sessions are scheduled and chaired by the chair of the Nominating and Governance Committee.

Board of Directors and Committees of the Board

General. The Board met ten times during 2010. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served (during the period they so served) during 2010. Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. Nine of the directors attended the Company’s annual meeting in May 2010.

The membership of each of the Audit, Compensation, Nominating & Governance and Finance committees as of March 11, 2011 is set forth below.

Name of Director	Audit		Compensation		Nominating & Governance		Finance
Mortimer M. Caplin	X		X
H. Lawrence Culp, Jr.							X
Donald J. Ehrlich	X		X	*
Linda P. Hefner					X
Walter G. Lohr, Jr.					X	*	X
Mitchell P. Rales							X	*
Steven M. Rales							X
John T. Schwieters	X	*			X
Alan G. Spoon			X
Elias A. Zerhouni, M.D.					X

X = committee member; * = Chair

Audit Committee. The Audit Committee met ten times during 2010. The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s system of internal control over financial reporting, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors and the performance of Danaher’s internal audit function and independent auditors, and also oversees the Company’s risk assessment and risk management policies. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Board has determined that all of the members of the Audit Committee are independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act and the NYSE listing standards, that Mr. Schwieters and Mr. Ehrlich each qualify as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards.

Compensation Committee. The Compensation Committee met thirteen times during 2010. The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

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reviews and discusses with Company management the Compensation Discussion & Analysis (CD&A) included in the Company’s annual meeting proxy statement and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;

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reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the administration of such plans;

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements; and

•	considers the impact of the Company’s compensation programs on the Company’s risk profile.

Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2010. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Chairman of the Committee works with our CEO and our Secretary to schedule the Committee’s meetings and set the agenda for each meeting. Our CEO, Senior Vice President and General Counsel, and Associate General Counsel and Secretary generally attend the Committee meetings and support the Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters; participates in the Committee’s discussions regarding the compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance; and provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent. Danaher’s human resources department also provides the Committee with such data relating to executive compensation as requested by the Committee. The Committee typically meets in executive session, without the presence of management, in conjunction with each regularly scheduled meeting.

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engages Frederic W. Cook & Co., Inc. (“F.W. Cook”) as the Committee’s independent compensation consultant. F.W. Cook takes its direction solely from the Committee. F.W. Cook’s primary responsibilities in 2010 were to review the Company’s executive compensation program, compare compensation levels for the Company’s named executive officers to executive compensation levels at the Company’s peers to assess whether the Company’s pay levels are competitive, and analyze the Company’s executive compensation program in the context of emerging corporate governance best practices; provide advice to the Committee in connection with modifications to certain elements of the Company’s executive compensation program; update the Committee regarding legislative and regulatory initiatives and other trends in the area of executive compensation; and provide advice to the Nominating and Governance Committee with respect to the design of the Company’s non-management director compensation program. The Committee does not place any material limitations on the scope of the feedback provided by F.W. Cook. In the course of discharging its responsibilities, F.W. Cook may from time to time and with the Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of the company’s executive officer responsibilities and other business information. F.W. Cook has not performed and will not perform any services for Danaher other than the services relating to executive and director compensation provided to or at the direction of the Committee.

Nominating and Governance Committee. The Nominating and Governance Committee met six times in 2010. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, proposes to the Board a slate of directors for election by Danaher’s shareholders at each annual meeting, makes recommendations to the Board regarding matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, oversees the operation of Danaher’s Corporate Governance Guidelines, reviews and makes recommendations to the Board regarding director compensation, and administers Danaher’s Related Person Transactions Policy. The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

The Nominating and Governance Committee currently engages an executive search firm to help identify, evaluate and provide background information regarding director candidates, and also considers candidates for Board membership suggested by Board members, management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate.

If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee’s determination of whether to conduct a full evaluation is based primarily on the Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described below and any such other factors as the Committee may deem appropriate. The Committee takes into account whatever information is provided to the Committee with the recommendation of the prospective candidate and any additional inquiries the Committee may in its discretion conduct or have conducted with respect to such prospective nominee. If the Committee determines that any such prospective nominee warrants additional consideration, or if the Committee has initiated a director search process and has identified one or more prospective nominees, the Committee will evaluate such prospective nominees against the standards and qualifications set out in Danaher’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate in overseeing and providing strategic direction with respect to Danaher’s business;

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the extent to which the interplay of the prospective nominee’s skills, knowledge, experience and background with that of the other Board members will help build a Board that is effective in collectively meeting Danaher’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Committee also considers such other factors as it may deem relevant and appropriate, including the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for Audit Committee and/or Compensation Committee expertise and the evaluations of other prospective nominees. The Board does not have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

If the Committee determines that a prospective nominee warrants further consideration, one or more members of the Committee (and other members of the Board as appropriate) will interview the prospective nominee. After completing this evaluation and interview process, if the Committee deems it appropriate it will recommend that the Board appoint one or more prospective nominees to the Board or nominate one or more such candidates for election to the Board.

The Committee also reviews and makes recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). In connection with its periodic evaluations of non-management director compensation, the Committee reviews the compensation practices for non-management directors within Danaher’s peer group. For a description of the annual cash compensation paid to each non-management director, please see “Director Compensation – Director Summary Compensation Table.” Each non-management director receives an annual stock option grant at the Compensation Committee’s regularly scheduled July meeting. The exercise price for stock option awards granted to the non-management directors is equal to the closing price of Danaher’s Common Stock on the date of grant, and all options awarded to non-management directors are immediately exercisable.

Finance Committee. The Finance Committee met once in 2010. The Finance Committee assists the Board in overseeing financial affairs and policies of Danaher, including matters relating to Danaher’s capital structure and liquidity, and approves business acquisitions, divestitures and investments up to the levels of authority delegated to it by the Board.

Majority Voting for Directors

Our Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a director resignation policy. Under the policy, the Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective if the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

However, at any meeting of shareholders for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the Company’s Bylaws and such nomination has not been withdrawn on or before the tenth day before the Company first mails its notice of meeting to the Company’s shareholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, www.danaher.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors, the presiding director or the non-management or independent directors as a group; (3) the identity of any member of Danaher’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Danaher’s Audit Committee; and (4) contributions by Danaher to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor – Corporate Governance” section of our corporate website, www.danaher.com, within four business days following the date of such amendment or waiver.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the presiding director or the non-management or independent directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the “named executive officers.”

Executive Summary

Business Performance and Shareholder Returns

As indicated in the chart below, Danaher’s total shareholder return has outperformed the total shareholder return of the S&P 500 index over each of the last one-, three-, five-, ten-, fifteen- and twenty-year periods, with a compounded annual return of 25.7% over the last year, 2.6% over the last three years, 11.3% over the last five years and 10.8% over the last ten years. Danaher’s executive compensation program, particularly its emphasis on long-term equity compensation awards with vesting terms that are longer than typical for our peer group, has been fundamental in attracting skilled executives, encouraging them to build long-term careers with Danaher and motivating them to achieve sustainable, long-term operating and financial performance.

Over the past two years, Danaher’s executive management has reacted quickly and effectively to volatile economic circumstances. In 2009, we aggressively managed and reduced costs while continuing to invest in technologies, new products, sales personnel, global infrastructure and acquisitions to position us to take advantage of growth opportunities upon recovery of the global economy. In 2010, we dynamically allocated resources as needed to capitalize on sectors of rising demand, invested approximately $100 million in growth and restructuring initiatives and consummated 19 acquisitions, including the strategically critical acquisitions of AB Sciex and Molecular Devices. These efforts bore fruit as the Company delivered 2010 year-over-year revenue growth of 18%, earnings per share growth of 53% and operating cash flow growth of 16%, and an operating profit margin of 16.4% despite continuing to invest aggressively in our future. Our commitment to continue investing in future growth despite the economic downturn, and our generation of the cash flow to fund such investments, has positioned us to grow our business on a profitable and sustainable basis.

Pay for Performance

Against the business backdrop described above, below are the key changes in our named executive officer compensation for 2010 compared to 2009:

•	base salary reductions implemented in 2009 were reversed in 2010 but no merit-based increases were awarded, as we sought to limit our fixed costs in an uncertain economic climate;

•	annual cash incentive compensation payments for 2010 reflected the significant year-over-year improvement in Company financial performance; and

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reflecting the long-term orientation and consistency through business cycles of our equity compensation program, the target award values of long-term equity compensation awarded to our named executive officers in 2010 were generally consistent on a year-over-year basis (excluding the RSU awards that were granted in February 2010 as a discretionary bonus for 2009 performance).

Compensation Governance

The Compensation Committee (“Committee”) of our Board of Directors recognizes that the success of our executive compensation program over the long-term requires a strong framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and in recent periods has revised Danaher’s executive compensation policies and practices to:

•	incorporate multiple performance metrics in the annual cash incentive compensation plan;

•	prospectively eliminate tax-reimbursement and gross-up provisions;

•	eliminate club membership, automobile and executive life insurance perquisites;

•	implement a rigorous compensation recoupment policy that is triggered by a material restatement of Danaher’s financial statements, even in the absence of wrongdoing; and

•	require executive officers to maintain robust stock ownership levels.

These more recent changes complement strong compensation governance practices that have long been a hallmark of Danaher’s program:

•	our executive officer equity awards have vesting terms that are longer than typical for our peer group;

•	we provide no defined benefit pension plan to our executive officers (apart from a small cash balance plan that was frozen in 2003);

•	our annual cash incentive compensation is based on performance over one- and three-year periods, to encourage sustainable annual performance; and

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none of our named executive officers have any rights to acceleration of equity award vesting or cash compensation upon a change of control (other than certain cash payment provisions in our CEO’s 2000 employment agreement).

Overview and Objectives of our Named Executive Officer Compensation Program

The goal of our compensation program for named executive officers is to build long-term value for our shareholders. Toward this goal, under the direction of the Committee we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, complexity and global footprint;

•	motivate executives to perform consistently over the long-term at or above the levels that we expect; and

•	link compensation to the achievement of near-term and long-term corporate goals that we believe best advance the long-term interests of shareholders.

To achieve these objectives we have developed a compensation program that combines annual and long-term components, cash and equity, and fixed and variable payments, with a strong bias toward compensation that is dependent on company performance, particularly long-term, equity-based compensation. Our executive compensation program rewards our executive officers when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

Determining Named Executive Officer Compensation

The Committee exercises its judgment in making executive compensation decisions. Within the overall framework of the objectives discussed above, the factors that generally shape particular executive compensation decisions are the following:

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The executive’s relative level of responsibility within Danaher and the impact of his or her position on Danaher’s performance. The Committee believes that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility, holding the most senior executives most accountable for long-term operating results and changes in shareholder value.

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Danaher’s operational and financial performance. Our cash incentive compensation payments vary annually to reflect near-term changes in operating and financial results. In addition, our long-term compensation is more sensitive to changes in long-term company performance than the comparable programs of many of our peers because we apply vesting terms that are longer than typical for our peer group and avoid using cash-based long-term incentives.

•	The executive’s record of performance, tenure and long-term leadership potential.

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Our assessment of pay levels and practices in the competitive marketplace. The Committee considers market practice in determining pay levels and compensation design, to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. We have a history of successfully applying the Danaher Business System, or DBS (a proprietary set of processes and methodologies we use that are designed to continuously improve business performance), delivering strong operating performance and creating shareholder value, and we devote significant resources to training our executives in the DBS. In addition, given our expectations regarding future growth, our Board and Committee have engaged a corps of named executive officers capable of leading a significantly larger company. As a result, we believe that our officers are particularly valued by other companies with greater resources, which creates a high degree of retention risk.

The philosophy and goals of our compensation program have remained consistent over time, although the Committee considers the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation to ensure that they continue to support our objectives.

For a description of the role of the Company’s executive officers and the Committee’s independent compensation consultant in the executive compensation process, please see “Corporate Governance – Board of Directors and Committees of the Board—Compensation Committee.”

Risk Considerations and Review of Executive Compensation Practices

Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following attributes and risk-mitigation features of our compensation program:

•	our program’s emphasis on long-term, equity-based compensation, which discourages risk-taking that produces short-term results at the expense of building long-term shareholder value;

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vesting terms that are longer than typical for our peer group, which (together with our recoupment policy) help ensure that the time horizon over which our executives realize their compensation is consistent with achieving long-term shareholder value;

•	the balance between options and full-value RSUs within our equity compensation program, which yields a degree of leverage that the Committee believes is appropriate;

•	the use of multiple performance metrics in our annual cash incentive compensation plan;

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the use of a combination of one-year and three-year historical performance periods under our annual cash incentive compensation plan, which encourages annual performance that sustains rather than detracts from future performance;

•	our recoupment policy (described below);

•	the Committee’s ability to use negative discretion to reduce annual cash incentive compensation payments and reduce the number of shares paid upon vesting of RSUs;

•	caps on payment amounts under our annual cash incentive compensation plan;

•	our executive stock ownership guidelines (described below);

•	our policy that prohibits Danaher employees from engaging in any transactions involving a derivative of a Danaher security;

•	the diversified nature of Danaher’s portfolio of businesses with respect to markets served, products and services sold and geographic footprint; and

•	the Committee’s use of an independent compensation consultant that performs no other services for Danaher.

Analysis of 2010 Named Executive Officer Compensation

Our 2010 executive compensation program consisted of four elements, in order of significance:

Element	Form of Compensation	Primary Objectives
Long-Term Incentive Compensation	Stock options with extended time-based vesting periods

•      Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•      Align the interests of management and shareholders by ensuring that realized compensation is commensurate with long-term changes in share price

Performance-based restricted stock units (RSUs) with extended time-based vesting periods

•      Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•      Align the interests of management and shareholders by tying realized compensation to attainment of performance goals and long-term changes in share price

•      Make our total executive compensation plan competitive, given the increasing prevalence of full-value awards in peer compensation packages

Annual Incentive Compensation	Cash	• Motivate executives to achieve near-term operational and financial goals that also support our long-term business objectives • Attract, retain and motivate skilled executives

Base Salary	Cash

•      Attract and retain skilled executives while avoiding a high fixed cost structure

•      Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers and (2) mitigate incentive to pursue inappropriate or excessive risk taking to maximize variable pay opportunities

Other Compensation	Employee benefit plans; perquisites; severance and change-of-control benefits	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that is higher than our actual costs

In determining the appropriate mix of compensation elements for each named executive officer for 2010, the Committee considered the factors referred to above under “—Determining Named Executive Officer Compensation” and exercised its judgment.

•

The most significant component of compensation for each named executive officer for 2010 was long-term, equity-based compensation with extended time-based vesting periods. Based on Danaher’s past experience we believe that this type of compensation is most effective in accomplishing each of the objectives set forth under “—Overview and Objectives of our Named Executive Officer Compensation Program.”

•

Annual cash incentive compensation, the variable element of an executive’s annual compensation, was the next most significant component of compensation for each named executive officer. We believe its focus on near-term goals and the cash nature of the awards complement the longer-term, equity-based compensation elements of the program.

•

Finally, in 2010 we sought to pay sufficient base salary and other compensation to avoid competitive disadvantage in the marketplace for skilled executives while simultaneously managing our fixed cost structure at a sustainable level.

Long-Term Incentive Awards

Philosophy. The long-term incentive awards that the Committee granted in 2010 consist of stock options and performance-based RSUs, each subject to extended time-based vesting criteria. The Committee believes that stock options promote the objectives of our executive compensation program in the following ways:

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Long time-based vesting periods are a hallmark of both our executive stock option and RSU awards. The extended vesting terms of these awards encourage officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term corporate objectives.

•

We believe our stock option award program has contributed significantly to our historical record of operational and financial performance. That performance record, in turn, has generally made our stock option awards very valuable over the long-term. Stock options have been our most effective overall compensation tool in recruiting, motivating and retaining skilled officers.

•

Stock options are inherently performance-based, as the recipient does not receive any benefit unless our stock price rises after the date the option is granted. This links stock option compensation directly to shareholder value creation.

To balance upside potential and volatility risk and yield an appropriate degree of overall leverage, the Company awards executives a combination of stock options and RSUs. The value attributable to RSUs is less subject to financial market volatility, and through the performance vesting criteria the realization of the award is more directly tied to operational performance under management’s control (although given that RSUs are a key retention tool the Committee views the performance criteria as ancillary in importance to the time-based vesting requirement). In 2010, the Committee used Adjusted EPS (which is defined in “Employee Benefit Plans — 2010 Performance Formula”) as the RSU performance metric because it believes Adjusted EPS growth correlates strongly with shareholder returns. The performance vesting criteria applicable to the RSUs awarded to our named executive officers in 2010 are described in the footnotes to the “Outstanding Equity Awards at 2010 Fiscal Year-End” table.

Grant practices. The Committee grants equity awards under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”), which is described under “Proposal 5 — Approval of Amendments to the Danaher Corporation 2007 Stock Incentive Plan and the Material Terms of the Plan’s Performance Goals.” The exercise price for stock option awards under the 2007 Plan equals the closing price of Danaher’s common stock on the date of grant (or on a specified later date). Executive equity awards are granted at regularly scheduled Committee meetings, at the time of an executive promotion or upon identification of a specific retention concern, and the timing of equity awards has not been coordinated with the release of material non-public information. Regularly scheduled meetings of the Committee are generally scheduled in advance of the calendar year in which they occur. The Committee’s general practice is to grant annual equity awards to executives at the Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and determines the other components of executive compensation.

Determining 2010 annual equity awards. In February 2010, the Committee granted annual equity awards to each of the named executive officers, as described in the “Grants of Plan-Based Awards for Fiscal 2010” table.

The Committee subjectively determined the dollar value of equity compensation targeted to be delivered to each officer in 2010, taking into account each of the factors below:

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(1) equity compensation data for the peer group described below, and (2) the accumulated value of equity awards previously granted to the executive (including both outstanding and previously realized awards) in considering whether the officer’s equity compensation provides sufficient retention incentives;

•	the officer’s level of responsibility, performance record and potential to contribute to future Company performance and assume additional leadership responsibility; and

•	the risk/reward ratio of the award amount compared to the length of the vesting provisions.

The Committee divided the target dollar value for each officer evenly between stock options and RSUs, because it believes this weighting yields an appropriate degree of leverage and effectively balances upside potential and volatility risk. The target dollar value attributable to RSUs was translated into a number of RSUs using a 15-day average closing price, to avoid the potential volatility impact of using a single-day closing price. The target dollar value attributable to stock options was translated into a number of stock options assuming an option value equal to 40% of such price.

The 2010 equity compensation awards for Danaher’s named executive officers tended to be larger than the equity compensation awarded by Danaher’s peers to officers in comparable positions based on most recently available data, because (1) the vesting periods applicable to our awards are longer than typical for our peer group, (2) for high-level executives the Committee seeks to have equity-based compensation constitute a higher percentage of total compensation, and (3) the competitive demand for our executives requires that we make greater efforts to retain executives.

As discussed in detail in the Compensation Discussion and Analysis section of the Company’s 2010 proxy statement, in February 2010 the Committee also paid all of Mr. Culp’s discretionary bonus for 2009 (and one-half of the discretionary bonuses for 2009 paid to each of the other named executive officers) in RSUs subject to time and performance-based vesting, to provide additional retention incentives and so that the ultimate realization of such compensation correlates with changes in shareholder value. Even though these awards relate to 2009 performance, in accordance with SEC rules they are disclosed as 2010 Stock Awards in the Summary Compensation Table because they were granted in 2010. Footnote 5 to the Summary Compensation Table identifies for each named executive officer the portion of the amount reported in the 2010 Stock Awards column attributable to these 2009 discretionary bonus awards.

Annual Incentive Awards

2010 Annual Incentive Awards. The Company’s annual incentive awards consist of cash incentive compensation awards granted under Danaher’s 2007 Executive Cash Incentive Compensation Plan. In March 2010, the Committee adopted a performance formula for determining the amounts to be paid to each named executive officer under the plan for 2010 (please see “Employee Benefit Plans” for a summary of the 2007 Plan and a description of the 2010 performance formula). As discussed below, the Committee exercised its judgment in determining the elements of the 2010 performance formula and the payouts under the formula, focusing on the executive’s level of responsibilities and performance for the year, the amount of comparable compensation that peer companies would offer such officer and the bonus/annual incentive compensation amounts previously awarded to the executive. The 2010 annual incentive awards for each of the named executive officers are set forth in the Summary Compensation Table.

The 2010 performance formula was the product of four components: the officer’s base salary, multiplied or diminished (as applicable) by three discrete factors tied to Company and individual performance:

Baseline bonus percentage. The first of the three factors was the “baseline bonus percentage.” The Committee set this percentage for each officer at a level that (assuming the actual personal factor and

Company performance factor fell within the ranges experienced in recent years) would yield a payout deemed by the Committee to be appropriate based on the considerations described above. The baseline bonus percentages for each named executive officer are set forth in “Employee Benefit Plans—2010 Performance Formula”.

Company performance factor. The second factor was the Company performance factor, which was intended to drive the achievement of sustainable, near-term corporate performance. 75% of the Company performance factor was based on year-over-year Adjusted EPS growth, and 25% was based on compounded annual Adjusted EPS growth over the three-year period ended December 31, 2010. The Committee weights part of the performance factor based on trailing three-year period performance to promote consistent, sustainable growth, and used its judgment to determine the respective weightings to apply to the one-year and three-year growth rates. The Committee used Adjusted EPS as the financial measure in this factor because it believes Adjusted EPS growth correlates strongly with shareholder returns. Because the intent of this factor was to drive core operational performance and compare period-to-period operating results on a consistent basis, the Committee calculated Adjusted EPS by adjusting EPS in a manner that focused on gains and charges that it believed to be most directly related to Company operating performance during the period (please see “Employee Benefit Plans—2010 Performance Formula” for a description of the adjustments). The Committee adjusts EPS in a similar manner in establishing the performance criteria applicable to the RSUs awarded annually as long-term incentive compensation.

Personal factor. The third factor was the personal factor, which was a multiplier of 2.0 subject to reduction in the Committee’s discretion based on individual performance and such other considerations as it deemed appropriate. This factor enables the Committee to apply negative discretion to adjust the formulaically determined award down to the amount it believes is appropriate. At the beginning of 2010, the Committee established for each named executive officer the annual personal performance objectives described below, each of which is intended to encourage near-term performance that supports the Company’s long-term business objectives. The Committee did not assign any particular weighting to the objectives. The DBS philosophy is built upon the concept of continuous improvement and requires that we raise the performance bar each year for each executive officer. As a result, the 2010 personal performance objectives for our executives that were based on quantitative targets were set at levels that the Committee and management believed were achievable, but that required personal performance appreciably above the level of personal performance achieved by the executive in the prior year.

Mr. Culp’s 2010 objectives consisted of qualitative goals relating to the successful integration of a key acquisition, the degree of year-over-year revenue and profitability improvement in one of the Company’s key businesses, strengthening of Danaher’s senior leadership team, Danaher Business System leadership and capital deployed for strategic acquisitions. Mr. Comas’ 2010 objectives consisted of qualitative goals relating to the effective management of the Company’s investor relations function, the strengthening of the Company’s finance organization and its compliance program and capital deployed for strategic acquisitions. Mr. Daniel’s 2010 objectives consisted of quantitative goals for his businesses relating to operating profit margin, working capital turns, return on invested capital, manufacturing quality, on-time delivery and human resources-related metrics; and qualitative objectives for his businesses relating to the degree of year-over-year core revenue growth, the implementation of improved processes to drive revenue growth synergies, the strengthening of the legal and business development functions and capital deployed for strategic acquisitions. Mr. Joyce’s 2010 objectives consisted of quantitative goals for his businesses and/or one or more sub-units thereof relating to working capital turns, manufacturing quality, on-time delivery, human resource-related metrics and revenue performance for a specified product line; and qualitative objectives for his businesses and/or one or more sub-units thereof relating to return on invested capital performance, the degree of year-over-year revenue and operating profit margin growth and capital deployed for strategic acquisitions. Mr. Lico’s 2010 objectives consisted of quantitative goals for his businesses and/or one or more sub-units thereof relating to working capital turns, manufacturing quality, human resource-related metrics, year-over-year revenue growth and actionable acquisition opportunities; and qualitative objectives for his businesses and/or one or more sub-units thereof relating to the degree of year-over-year revenue and operating profit margin growth, the successful integration of specified acquisitions, the successful implementation of the Apex joint venture, the development of the China leadership team, the improvement of processes relating to integration synergies and innovation, the successful implementation of specified low-cost region manufacturing initiatives and capital deployed for strategic acquisitions.

At the end of the year, the Committee used its judgment and determined an actual personal factor of less than 2.0 for each officer. The Committee took into account the executive’s execution against his personal performance objectives, the officer’s overall performance, the amount of bonus or annual cash incentive compensation awarded to the executive in prior years, the size of the Company performance factor for the year, and the amount of annual cash compensation that peer companies would offer such officer.

2011 Performance Formula. In February 2011, the Committee adopted the 2011 performance formula under the 2007 Plan; for a description of the differences between the 2011 formula and the 2010 formula, please see “Employee Benefit Plans – 2010 Performance Formula.” The Committee added a new performance metric to the 2011 formula based on Danaher’s 2011 free cash flow-to-adjusted net income conversion ratio. The Committee added this ratio to the formula because it (1) is one of the most important metrics that the Company uses to manage and assess its performance, (2) complements the Adjusted EPS metric by substantiating the quality of the Company’s earnings, and (3) helps to reduce any inappropriate risk-taking that a single performance metric may incentivize.

Base Salary

2010 Base Salaries. The Committee reviews base salaries for executive officers in February of each year or in connection with promotions. In determining annual base salary for our CEO, the Committee typically considers the salary amount that would be available to the CEO in the competitive marketplace. In determining annual base salary for the other named executive officers the Committee typically considers the individual factors described above under “—Determining Named Executive Officer Compensation,” focusing on the relative level of the officer’s responsibilities and the salary amount that peer companies would make available to such officer. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Committee also considers how changes in base salary would impact annual cash incentive compensation.

The 2010 salaries for each of the named executive officers are set forth in the Summary Compensation Table. In February 2010, the Committee’s primary consideration in determining named executive officer salaries was to manage the Company’s fixed cost structure appropriately in the context of a still-uncertain economic climate. The Committee determined that each named executive officer met or exceeded expectations for 2009, and in light of the general improvement in the economy reversed the salary reductions that had been implemented for each named executive officer in 2009. The Committee did not approve any merit-based salary increases, however, because at the time the sustainability of the nascent economic recovery remained uncertain. The Committee did eliminate the club membership and automobile perquisites for the named executive officers and increased the salary for each such officer by an amount that (together with the associated increase in annual cash incentive compensation opportunity) the Committee believes approximates the value of such perquisites.

Other Compensation

Severance and Change-of-Control Benefits. In 2000, we entered into an employment agreement with Mr. Culp that provides for payments upon certain events of termination, including in connection with a change-of-control, as described in “Employment Agreements—Employment Agreement with H. Lawrence Culp, Jr.”. The amounts that Mr. Culp would have been entitled to had any termination or change-of-control event occurred on December 31, 2010 are set forth in “Potential Payments upon Termination or Change-of-Control as of 2010 Fiscal Year-End”. When the Committee agreed to these severance and change-of-control provisions, it focused on two key objectives:

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ensuring that Mr. Culp has sufficient security to avoid discouraging him from taking appropriate actions to maximize shareholder value (and in the context of a change-of-control, ensuring that Mr. Culp is not deterred from pursuing change-of-control opportunities that would maximize shareholder value); and

•	ensuring the competitiveness of Mr. Culp’s total compensation package as compared to other potential opportunities that may be available to him.

The cash amounts payable to Mr. Culp in connection with a change-of-control are subject to a “double trigger”, which means that the amounts are only payable if following the change-of-control Mr. Culp does not continue as the President and CEO of the most senior entity that results from the transaction. We believe a double-trigger strikes an appropriate balance between the potential compensation payable and the retention objectives of the provision. Mr. Culp’s employment agreement also requires Danaher to pay, and make Mr. Culp whole with respect to, any excise tax payments he may owe upon a change-of-control as a result of any payments he receives. The excise tax gross-up is not intended to compensate Mr. Culp for ordinary income taxes payable on his separation and change-of-control-related benefits, but rather to ensure that he receives the benefits set forth in his employment agreement and that the after-tax value is not reduced by excise taxes that are outside the control of Mr. Culp and the Company. In addition, the Committee has adopted a position that it will not agree to any tax-reimbursement or gross-up provisions in any future executive officer compensation arrangement, except under a plan or policy applicable to management employees of the Company generally such as a relocation or expatriate tax equalization policy.

Mr. Culp’s severance and change-of-control arrangement is different from the other named executive officers because when it was entered into it reflected terms common with respect to the CEO position. We have entered into agreements with each of our other named executive officers that provide for severance payments under certain circumstances as consideration for post-employment non-competition, non-solicitation and confidentiality obligations (Mr. Culp has agreed to similar post-employment covenants in his employment agreement). We believe that these post-employment restrictive covenants are critical in protecting our proprietary assets. Other than as described above, we have no employment agreement with any named executive officer.

Benefits and Perquisites. All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of executive officers. In addition, the Committee annually reviews and approves all perquisites made available to our named executive officers, and effective January 1, 2010 the Committee eliminated the club membership and automobile perquisites. We continue to make available to the named executive officers an executive physical examination, tax preparation, financial planning and other professional services, parking, tickets for sporting events, and with respect to Messrs. Culp and Comas, personal use of the Danaher plane when not in use for business purposes. We believe these perquisites help make our total executive compensation plan competitive, are generally commensurate with the perquisites offered by our peers, are cost-effective in that the perceived value of these items is higher than our actual cost, and (with respect to the professional services and airplane use in particular) help to maximize the amount of time that the executives spend on Danaher business. We do not provide tax gross-ups with respect to any perquisites.

In addition, each named executive officer participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management; for a summary of the plan, please see “Employee Benefit Plans—Executive Deferred Incentive Program.” We use the EDIP to contribute amounts to executives’ retirement accounts on a tax effective basis, and to give our executives a tax effective way to save for retirement. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not begin vesting in the amounts that we contribute to their EDIP account until they have participated in the program for five years, and do not fully vest in such amounts until they have participated in the program for 15 years. EDIP participants may defer on a tax-free basis all or any portion of their salary and bonus in a given year. Given that the EDIP is intended as a vehicle for retirement savings, the earnings rates we offer for EDIP balances are generally the same as for the funds offered under our 401(k) plan.

Analysis of CEO Compensation Compared to Other NEO Compensation

The Compensation Committee subjectively considers the ratio of our CEO’s compensation to the compensation of the other named executive officers in determining named executive officer compensation, and the difference in compensation in 2010 between the CEO and the other named executive officers illustrates how the Committee applied the factors described in “—Determining Named Executive Officer Compensation”:

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The CEO position is critical in an organization as diversified and acquisitive as Danaher, in particular because we do not have a “chief operating officer” immediately below the CEO. The amount of our CEO’s equity awards as a percentage of his total compensation illustrates the significance of the CEO position and our belief that the amount and the “at-risk” nature of compensation should increase commensurate with the level of responsibility.

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Over the course of Mr. Culp’s 20-year tenure with Danaher, he has generated a record of sustained, exceptional performance at each level at which he has served and has served as a Danaher executive officer longer than any other named executive officer.

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Given our expectations regarding future growth we have selected a CEO capable of leading a significantly larger company. Mr. Culp’s ability, experience and track record make him particularly attractive to larger companies with greater resources.

Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market in determining the compensation of its executives. However, the Committee believes it is important to clearly understand the relevant market for executive talent to ensure that our executive compensation program supports our attraction and retention needs and is fair and efficient. As a result, the Committee has worked with F.W. Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate.

The Company’s 2010 peer group consisted of the companies set forth below, and is the same as the Company’s 2009 peer group. The Committee selected companies for inclusion in the peer group based on the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and based on comparability of revenues, market capitalization and net income. We rank between the median and the 75th percentile of the group with respect to revenue, and at approximately the 75th percentile with respect to market capitalization and net income.

3M Company	Emerson Electric Co.	Rockwell Automation Inc.
Agilent Technologies Inc.	Honeywell International Inc.	SPX Corp.
Becton Dickinson & Co.	Illinois Tool Works, Inc.	Textron Inc.
Cooper Industries	ITT Industries, Inc.	Thermo Fisher Scientific Inc.
Covidien Ltd.	Medtronic Inc.	Tyco International Ltd
Dover Corp.	Parker-Hannifin Corp.	United Technologies Corp.
Eaton Corp.	PerkinElmer Inc.

The data that the Committee reviewed in 2010 in connection with its 2010 executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective named executive officer position.

Tax Deductibility of Named Executive Officer Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s CEO or to any of the company’s three most highly compensated executive officers (other than the CEO and CFO). The statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee has taken the steps it believes are necessary to preserve the deductibility of all annual cash incentive compensation awards and equity awards made to each of the named executive officers. In determining base salary, benefits, perquisites and other compensation, the Committee considers tax deductibility but a more important goal is to offer compensation that is competitive within our peer group. For 2010, approximately $211,697 of Mr. Culp’s compensation is not deductible under 162(m). The compensation paid in 2010 to each of the other named executive officers is fully deductible under 162(m).

Stock Ownership Requirements and Hedging Policy

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of their election or appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his base salary. The requirement for Executive Vice Presidents is three times base salary and for Senior Vice Presidents, two times base salary. Once an executive officer has acquired a number of Company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the officer or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the EDIP plan, shares held in a 401(k) plan, and unvested RSUs, but does not include shares subject to unexercised stock options. Each named executive officer was in compliance with the stock ownership requirements as of December 31, 2010.

Danaher policy also prohibits Danaher employees from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, in March 2009 the Committee adopted a recoupment policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team and certain other employees, including each of the named executive officers (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

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the portion of any annual incentive compensation payment awarded to any covered person on or after March 15, 2009 and within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board shall have the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

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all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

In addition, each of the stock plans in which Danaher’s executive officers participate contains a provision for recovering awards upon certain circumstances. Under the terms of the 2007 Plan and the 1998 Plan, no associate can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct. In addition, under the terms of the EDIP, if the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chairman)

Mortimer M. Caplin

Alan G. Spoon

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2010, 2009 and 2008 by our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2010, also known as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
H. Lawrence Culp, Jr., President and CEO	2010	$1,117,778	0	$6,738,383	(5)	$4,258,985	$4,400,000	$2,244	$514,854	(6)	$17,032,244
	2009	$953,958	0	$4,449,114		$5,236,378	0	$2,008	$407,854		$11,049,312
	2008	$1,100,000	0	0		0	$3,267,250	$2,156	$580,225		$4,949,631
Daniel L. Comas, Executive Vice President and CFO	2010	$600,152	0	$1,693,955	(5)	$1,303,145	$1,200,000	$2,833	$290,296	(7)	$5,090,381
	2009	$535,031	$262,500	$1,273,993		$1,500,319	0	$2,536	$178,513		$3,752,892
	2008	$585,000	0	$1,100,035		$1,744,655	$715,000	$2,726	$159,981		$4,307,397
William K. Daniel II Executive Vice President (8)	2010	$540,152	0	$1,345,386	(5)	$1,066,259	$970,000	0	$64,145	(9)	$3,985,942
	2009	$480,156	$175,000	$1,042,597		$952,048	0	0	$99,380		$2,749,181
Thomas P. Joyce, Jr. Executive Vice President	2010	$540,152	0	$1,707,017	(5)	$1,303,145	$1,100,000	$4,515	$95,427	(9)	$4,750,256
	2009	$480,156	$275,000	$1,273,993		$1,500,319	0	$4,039	$112,019		$3,645,526
	2008	$525,000	0	$1,100,035		$1,744,655	$700,000	$4,325	$105,918		$4,179,933
James A. Lico, Executive Vice President	2010	$540,152	0	$1,680,893	(5)	$1,303,145	$1,100,000	$2,990	$77,944	(9)	$4,705,124
	2009	$480,156	$250,000	$1,273,993		$1,500,319	0	$2,677	$111,524		$3,618,669
	2008	$525,000	0	$1,100,035		$1,744,655	$700,000	$2,885	$95,722		$4,168,297

(1)	Mr. Joyce deferred $110,000 of his 2010 salary, $120,000 of his 2009 salary and $168,000 of his 2008 salary into the EDIP. Mr. Daniel deferred $66,000 of his 2010 salary and $48,000 of his 2009 salary into the EDIP. Each of the named executive officers also contributed a portion of his 2010, 2009 and 2008 salaries to the Danaher 401(k) Plan.

(2)	Mr. Lico deferred $100,000 of his non-equity incentive plan compensation for 2010 into the EDIP. Mr. Lico deferred $100,000 of his bonus compensation for 2009 into the EDIP. Messrs. Culp, Lico and Joyce deferred $816,812, $125,000 and $105,000, respectively, of their non-equity incentive plan compensation for 2008 into the EDIP.

(3)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year. With respect to restricted stock units, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of the Danaher Common Stock on the date of grant. With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Name	Year of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
Culp	2010	3.37%	30.0%	0.2%	8.5 years
	2009	2.71%	35.0%	0.2%	9.5 years
Daniel	2010	3.41%	30.0%	0.2%	8.5 years
	2009	2.08%	35.0%	0.2%	6.0 years
Comas, Joyce, Lico	2010	3.41%	30.0%	0.2%	8.5 years
	2009	2.71%	35.0%	0.2%	9.5 years
	2008	3.80%	26.0%	0.2%	9.5 years

(4)

For each named executive officer, the amount set forth represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the December 31, 2009 plan measurement date and the December 31, 2010 plan measurement date. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2009 and December 31, 2010 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 4.75% for the plan measurement date of December 31, 2009 and 4.2% for the plan measurement date of December 31, 2010; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010. We do not provide any above-market or preferential earnings on compensation that is deferred on a basis that is not tax qualified.

(5)	In February 2010, the Committee paid all of Mr. Culp’s discretionary bonus for 2009 (and one-half of the discretionary bonuses for 2009 paid to each of the other named executive officers) in RSUs subject to time and performance-based vesting. Even though these awards relate to 2009 performance, in accordance with SEC rules they are disclosed as 2010 Stock Awards in this table because they were granted in 2010. Of the amounts set forth in the Stock Awards column for 2010, the following portions are attributable to these 2009 discretionary bonuses: for Mr. Culp, $2,089,920; Mr. Comas, $271,690; Mr. Daniel, $181,375; Mr. Joyce, $284,752; and Mr. Lico, $258,628.

(6)	Includes $17,464 in Danaher contributions to Mr. Culp’s account in the 401(k) Plan; $210,375 in Danaher contributions to his account in the EDIP; and an aggregate of $287,015 in perquisites consisting of the following: $269,395 relating to personal use of Danaher’s aircraft, plus amounts related to tax preparation and professional services, parking expenses and tickets to sporting events. For purposes of the Summary Compensation Table, the incremental cost to the Company of the personal airplane use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year. Since the aircraft is used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease or acquisition cost of the aircraft, exterior paint and other maintenance costs that cover a multiple-year period. The Company does not provide tax gross-ups with respect to any perquisites.

(7)	Includes $17,464 in Danaher contributions to Mr. Comas’ account in the 401(k) Plan; $86,873 in Danaher contributions to his account in the EDIP; and an aggregate of $185,959 in perquisites consisting of the following: $176,596 relating to personal use of Danaher’s aircraft, plus amounts relating to tax preparation and professional services, parking expenses and tickets to sporting events. The incremental cost to the Company of the personal airplane use is calculated in the same manner as set forth in Footnote (6) above. The Company does not provide tax gross-ups with respect to any perquisites.

(8)	Mr. Daniel was not a named executive officer in the Company’s 2009 Proxy Statement. Therefore, this table does not provide 2008 compensation data for Mr. Daniel.

(9)	With respect to Mr. Daniel, consists of $17,367 in Danaher contributions to his account in the 401(k) Plan and $46,778 in Danaher contributions to his account in the EDIP; with respect to Mr. Joyce, consists of $17,464 in Danaher contributions to his account in the 401(k) Plan and $77,963 in Danaher contributions to his account in the EDIP; and with respect to Mr. Lico, consists of $17,464 in Danaher contributions to his account in the 401(k) Plan and $60,480 in Danaher contributions to his account in the EDIP.

Grants of Plan-Based Awards for Fiscal 2010

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2010.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Target ($)	Maximum ($)	Target (#)
H. Lawrence Culp, Jr.	Annual cash incentive compensation	3/19/10	$1,952,500	$5,000,000	—		—		—	—
	Stock options	2/25/10	—	—	—		311,808	(4)	$37.27	$4,258,985
	Performance-based restricted stock units	2/23/10	—	—	56,000	(5)	—		—	$2,089,920
	Performance-based restricted stock units	2/25/10	—	—	124,724	(6)	—		—	$4,648,463

Daniel L. Comas	Annual cash incentive compensation	3/19/10	$553,940	$5,000,000	—		—		—	—
	Stock options	2/23/10	—	—	—		95,280	(4)	$37.32	$1,303,145
	Performance-based restricted stock units	2/23/10	—	—	7,280	(5)	—		—	$271,690
	Performance-based restricted stock units	2/23/10	—	—	38,110	(6)	—		—	$1,422,265

William K. Daniel II	Annual cash incentive compensation	3/19/10	$498,560	$5,000,000	—		—		—	—
	Stock options	2/23/10	—	—	—		77,960	(4)	$37.32	$1,066,259
	Performance-based restricted stock units	2/23/10	—	—	4,860	(5)	—		—	$181,375
	Performance-based restricted stock units	2/23/10	—	—	31,190	(6)	—		—	$1,164,011

Thomas P. Joyce, Jr.	Annual cash incentive compensation	3/19/10	$498,560	$5,000,000	—		—		—	—
	Stock options	2/23/10	—	—	—		95,280	(4)	$37.32	$1,303,145
	Performance-based restricted stock units	2/23/10	—	—	7,630	(5)	—		—	$284,752
	Performance-based restricted stock units	2/23/10	—	—	38,110	(6)	—		—	$1,422,265

James A. Lico	Annual cash incentive compensation	3/19/10	$498,560	$5,000,000	—		—		—	—
	Stock options	2/23/10	—	—	—		95,280	(4)	$37.32	$1,303,145
	Performance-based restricted stock units	2/23/10	—	—	6,930	(5)	—		—	$258,628
	Performance-based restricted stock units	2/23/10	—	—	38,110	(6)	—		—	$1,422,265

(1)	These columns relate to potential award opportunities in 2010 under Danaher’s 2007 Executive Cash Incentive Compensation Plan. Payout opportunities under these awards were based on the degree of period-to-period increase or decline in Danaher’s earnings per share (as adjusted for specified items), rather than based on achievement of a target, and the Committee’s exercise of negative discretion. As such there was no “threshold” or “target” specified for these awards. See “Employee Benefit Plans” for a description of Danaher’s 2007 Executive Cash Incentive Compensation Plan. Because there was no “target” specified for these awards, pursuant to Instruction 2 of Item 402(d) under Regulation S-K promulgated under the Securities Exchange Act, the amounts set forth in the “Target” column are representative amounts based upon the prior year’s level of Company financial performance. Because there was no “threshold” specified for these awards, the “Threshold” column has been omitted.

(2)	These columns relate to awards granted under the 2007 Stock Incentive Plan (the “2007 Plan”), the terms of which apply to all of the equity awards described in this table. Please see “Employee Benefit Plans” for a description of the 2007 Plan.

(3)	Reflects the grant date fair value of RSU awards and stock option awards, as applicable, calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 3 to the Summary Compensation Table.

(4)	For a description of the terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

(5)	For a description of the terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

(6)	For a description of the terms of the award, please see Footnote 7 to the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2010. All of the awards set forth in the table below granted on or before May 15, 2007 are governed by the terms and conditions of the Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), and the awards granted after May 15, 2007 are governed by the terms and conditions of the 2007 Plan.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
H. Lawrence Culp, Jr.	2/25/2010	—		311,808	(3)	$37.27	2/25/2020	—		—	—		—
	2/24/2009	—		422,800	(3)	$26.29	2/24/2019	—		—	—		—
	2/27/2006	—		1,621,000	(4)	$30.84	2/27/2016	—		—	—		—
	12/2/2003	575,000	(5)	—		$20.74	3/26/2013	—		—	—		—
	9/26/2003	575,000	(5)	—		$18.58	3/26/2013	—		—	—		—
	6/27/2003	575,000	(5)	—		$17.08	3/26/2013	—		—	—		—
	3/26/2003	81,596	(5)	—		$16.72	3/26/2013	—		—	—		—
	2/23/2010	—		—		—	—	—		—	56,000	(6)	$2,641,520
	2/25/2010	—		—		—	—	—		—	124,724	(7)	$5,883,231
	2/24/2009	—		—		—	—	—		—	169,200	(8)	$7,981,164
	2/27/2006	—		—		—	—	648,000	(9)	$30,566,160	—		—

Daniel L. Comas	2/23/2010	—		95,280	(3)	$37.32	2/23/2020	—		—	—		—
	2/24/2009	—		121,140	(3)	$26.29	2/24/2019	—		—	—		—
	2/20/2008	—		109,280	(3)	$37.75	2/20/2018	—		—	—		—
	2/22/2007	—		101,200	(3)	$37.07	2/22/2017	—		—	—		—
	5/4/2005	200,000		—		$25.85	5/4/2015	—		—	—		—
	5/4/2005	200,000		—		$25.85	5/4/2015	—		—	—		—
	3/2/2004	200,000		—		$22.62	3/2/2014	—		—	—		—
	7/23/2003	70,000		—		$17.44	7/23/2013	—		—	—		—
	2/23/2010	—		—		—	—	—		—	7,280	(6)	$343,398
	2/23/2010	—		—		—	—	—		—	38,110	(7)	$1,797,649
	2/24/2009	—		—		—	—	—		—	48,450	(8)	$2,285,387
	2/20/2008	—		—		—	—	29,140	(10)	$1,374,534	—		—
	2/22/2007	—		—		—	—	27,000	(10)	$1,273,590	—		—

William K. Daniel II	2/23/2010	—		77,960	(3)	$37.32	2/23/2020	—		—	—		—
	2/24/2009	—		99,120	(11)	$26.29	2/24/2019	—		—	—		—
	7/24/2008	—		26,140	(3)	$39.82	7/24/2018	—		—	—		—
	2/20/2008	—		39,740	(3)	$37.75	2/20/2018	—		—	—		—
	2/22/2007	—		28,400	(3)	$37.07	2/22/2017	—		—	—		—
	9/12/2006	24,000	(12)	6,000	(12)	$32.46	9/12/2016	—		—	—		—
	2/23/2010	—		—		—	—	—		—	4,860	(6)	$229,246
	2/23/2010	—		—		—	—	—		—	31,190	(7)	$1,471,232
	2/24/2009	—		—		—	—	—		—	39,650	(8)	$1,870,291
	7/24/2008	—		—		—	—	—		—	15,680	(13)	$739,626
	2/20/2008	—		—		—	—	10,600	(10)	$500,002	—		—
	2/22/2007	—		—		—	—	7,600	(10)	$358,492	—		—
	9/12/2006	—		—		—	—	30,000	(14)	$1,415,100	—		—

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Thomas P. Joyce, Jr.	2/23/2010	—		95,280	(3)	$37.32	2/23/2020	—		—	—		—
	2/24/2009	—		121,140	(3)	$26.29	2/24/2019	—		—	—		—
	2/20/2008	—		109,280	(3)	$37.75	2/20/2018	—		—	—		—
	2/22/2007	—		101,200	(3)	$37.07	2/22/2017	—		—	—		—
	5/26/2006	25,000	(3)	25,000	(3)	$32.07	5/26/2016
	2/23/2006	24,000	(3)	24,000	(3)	$30.73	2/23/2016	—		—	—		—
	3/2/2004	120,000		—		$22.62	3/2/2014	—		—	—		—
	2/23/2010	—		—		—	—	—		—	7,630	(6)	$359,907
	2/23/2010	—		—		—	—	—		—	38,110	(7)	$1,797,649
	2/24/2009	—		—		—	—	—		—	48,450	(8)	$2,285,387
	2/20/2008	—		—		—	—	29,140	(10)	$1,374,534	—		—
	2/22/2007	—		—		—	—	27,000	(10)	$1,273,590	—		—
	5/26/2006	—		—		—	—	6,000	(10)	$283,020
	2/23/2006	—		—		—	—	7,000	(10)	$330,190	—		—

James A. Lico	2/23/2010	—		95,280	(3)	$37.32	2/23/2020	—		—	—		—
	2/24/2009	—		121,140	(3)	$26.29	2/24/2019	—		—	—		—
	2/20/2008	—		109,280	(3)	$37.75	2/20/2018	—		—	—		—
	2/22/2007	—		101,200	(3)	$37.07	2/22/2017	—		—	—		—
	2/23/2006	49,000	(3)	49,000	(3)	$30.73	2/23/2016	—		—	—		—
	3/2/2004	400,000		—		$22.62	3/2/2014	—		—	—		—
	2/23/2010	—		—		—	—	—		—	6,930	(6)	$326,888
	2/23/2010	—		—		—	—	—		—	38,110	(7)	$1,797,649
	2/24/2009	—		—		—	—	—		—	48,450	(8)	$2,285,387
	2/20/2008	—		—		—	—	29,140	(10)	$1,374,534	—		—
	2/22/2007	—		—		—	—	27,000	(10)	$1,273,590	—		—
	2/23/2006	—		—		—	—	13,000	(10)	$613,210	—		—

(1)	With respect to the unexercisable options and unvested RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options or RSUs were a part.

(2)	Market value is calculated based on the closing price of Danaher’s Common Stock on December 31, 2010 as reported on the NYSE ($47.17 per share), times the number of shares.

(3)	Under the terms of the award, 50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.

(4)	100% of the options became exercisable on February 27, 2011. If prior to vesting we had terminated Mr. Culp’s employment for disability or without cause, or if he terminated his employment for good reason or died, the vesting schedule for the options would have changed so that twenty percent of the options would have been deemed to have vested on February 27, 2007 and on each of the next four anniversaries of that date. If we had undergone a change-of-control all of the options would have vested upon the change-of-control. The terms “change-of-control,” “disability,” “cause” and “good reason” have the meanings set forth in Mr. Culp’s employment agreement (which are described under “Employment Agreements – Employment Agreement with H. Lawrence Culp, Jr.”), except that the term “good reason” only includes circumstances where Danaher (1) has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it, (2) assigns Mr. Culp duties inconsistent with his position as President and CEO, or (3) undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the president and CEO of the most senior entity that results from the transaction.

(5)	If we terminate Mr. Culp’s employment without “cause” or if Mr. Culp resigns for “good reason” (as defined in Footnote 4 above), the indicated options will remain exercisable for six months after the termination date. In April 2010, Mr. Culp gifted these stock options to a limited liability company, the members of which are Mr. Culp and a grantor retained annuity trust of which Mr. Culp is sole trustee.

(6)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of April 30, 2011 and April 30, 2012. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive calendar quarters of positive net income starting after February 23, 2010 and ending prior to February 23, 2020; (B) Danaher completes four consecutive calendar quarters starting after January 1, 2010 and ending prior to February 23, 2020 in which Adjusted Return on Equity equals or exceeds 8% for such 12-month period; and (C) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted Return on Equity is defined as the Company’s Adjusted Net Income for the applicable measurement period divided by the simple average of shareholders’ equity as of the end of each quarter within the applicable measurement period. Adjusted Net Income means the Company’s net income excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the committee may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), other than changes relating to the adoption of the new business combination accounting standards effective January 1, 2009, which are addressed as appropriate in subsection (6) below, (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, and (7) the impact of any discrete income tax charges or benefits identified in the period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and measurement periods are excluded.

(7)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive calendar quarters starting after the grant date and ending prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2009 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share excluding the same items identified in Footnote 6 above.

(8)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and in February 2011 Danaher’s Compensation Committee certified that the performance-based vesting criteria applicable to the award had been satisfied. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date (or in the case of Mr. Daniel’s grant, one-third on each of the third, fourth and fifth anniversaries of the grant date). Pursuant to the performance-based vesting criteria, (A) Danaher was required to complete four consecutive calendar quarters starting after the grant date and ending prior to the tenth anniversary of the grant date in which (x) Adjusted EPS (as defined in Footnote 7 above) exceeded 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2008 and (y) Danaher achieved positive net income; and (B) the Compensation Committee was required to certify that the foregoing performance criteria had been satisfied.

(9)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 100% of the RSUs vest on the sixth anniversary of the grant date.

(10)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 50% of the award vests or vested on each of the fourth and fifth anniversaries of the grant date.

(11)	Under the terms of the award, one-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(12)	Under the terms of the award, 20% of the options granted became or become, as applicable, exercisable on each of the first five anniversaries of the grant date.

(13)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and in February 2011 Danaher’s Compensation Committee certified that the performance-based vesting criteria applicable to the award had been satisfied. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. Pursuant to the performance-based vesting criteria, (A) Danaher was required to complete four consecutive calendar quarters starting after the grant date and ending prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeded 110% of the Adjusted EPS for the four fiscal quarters ended June 27, 2008, and (y) Danaher achieved positive net income; and (B) the Compensation Committee was required to certify that the foregoing performance criteria had been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the committee may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or restructuring activities, (5) gains or charges related to the sale or impairment of assets, (6) all charges directly related to acquisitions and incurred within two years of the acquisition date, and all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (7) the impact of any discrete income tax charges or benefits identified in the period; provided, that with respect to the gains and charges referred to in sections (3) through (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and measurement periods are excluded.

(14)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 100% of the RSUs vest on the fifth anniversary of the grant date.

Option Exercises and Stock Vested During Fiscal 2010

The following table summarizes stock option exercises and the vesting of restricted stock unit awards with respect to our named executive officers in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
H. Lawrence Culp, Jr.	493,404	$11,689,972	0	—
Daniel L. Comas	110,000	$2,617,779	40,000	$1,520,800
William K. Daniel II	0	—	0	—
Thomas P. Joyce, Jr.	300,000	$8,074,175	13,000	$497,370
James A. Lico	150,000	$4,053,069	39,668	$1,593,615

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.

(2)	Calculated by multiplying the number of shares acquired times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2010 Pension Benefits

The table below shows as of December 31, 2010, the present value of accumulated benefits payable to each of the named executive officers under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Code. Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan (including all of the named executive officers) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including all of the named executive officers) now increase each year at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2010 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 4.2%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010. There were no payments made to any named executive officers under the Cash Balance Plan in 2010.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
H. Lawrence Culp, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$44,587
Daniel L. Comas	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$56,347
William K. Daniel II	—	—	—
Thomas P. Joyce, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$89,511
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$59,582

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2010, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2010.

2010 Nonqualified Deferred Compensation

The table below sets forth for each named executive officer information regarding participation in the EDIP, as well as information regarding certain RSUs awarded to Mr. Culp in 2003. As described in last year’s proxy statement, Mr. Culp’s 2003 RSUs vested on December 1, 2009 but since the underlying shares were not issued until January 2, 2010, under applicable SEC rules this award was included in last year’s Nonqualified Deferred Compensation table as deferred compensation. The value realized upon vesting of this award was also included in last year’s proxy statement in the Option Exercises and Stock Vested table. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2010. For a description of the EDIP, please see “Employee Benefit Plans — Executive Deferred Incentive Program.”

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($) (4)
H. Lawrence Culp, Jr.	EDIP	0	$210,375	$1,702,949	0		$13,729,302
	2003 RSU Award (5)	0	0	0	$58,445,440	(5)	0
Daniel L. Comas	EDIP	0	$86,873	$160,961	0		$911,246
William K. Daniel II	EDIP	$66,000	$46,778	$61,482	0		$418,212
Thomas P. Joyce, Jr.	EDIP	$110,000	$77,963	$442,616	0		$3,240,845
James A. Lico	EDIP	$100,000	$60,480	$337,262	0		$2,089,414

(1)	Consists of contributions to the EDIP of the following amounts reported in the Summary Compensation Table:

Name	2010 Salary	Non-Equity Incentive Plan Compensation Earned With Respect to 2009 but Deferred in 2010
H. Lawrence Culp, Jr.	0	0
Daniel L. Comas	0	0
William K. Daniel II	$66,000	0
Thomas P. Joyce, Jr.	$110,000	0
James A. Lico	0	$100,000

(2)	The amounts set forth in this column are included as 2010 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. The earnings rates available for EDIP balances are the same as the earnings rates of the investment options offered under the 401(k) Plan (except that the EDIP does not make available any of the 401(k) investment options that may only be offered under a tax qualified plan). Participants may elect the earnings rates that apply to their EDIP balances (except that all Danaher contributions to the EDIP are subject to the Danaher Stock Fund earnings rate). The table below shows each investment option that was available under the EDIP at any time during 2010 and the rate of return for each such option for the calendar year ended December 31, 2010:

EDIP Investment Option	Rate of Return from January 1, 2010 through December 31, 2010 (%)	EDIP Investment Option	Rate of Return from January 1, 2010 through December 31, 2010 (%)
American Beacon Small Cap Value Fund—Institutional Class	26.19	Templeton World Fund—Class A	8.26
American Funds® Growth Fund of America®—Class R4	12.67
Cohen & Steers Realty Shares, Inc.	27.14	Fidelity Freedom 2005 Fund®	10.64
Danaher Stock Fund	25.7	Fidelity Freedom 2010 Fund®	11.77
Fidelity Diversified International Fund	9.85	Fidelity Freedom 2015 Fund®	11.93
Fidelity Equity-Income Fund	15.31	Fidelity Freedom 2020 Fund®	13.07
Fidelity Low-Priced Stock Fund	20.87	Fidelity Freedom 2025 Fund®	13.89
Fidelity Magellan® Fund	12.55	Fidelity Freedom 2030 Fund®	14.18
Franklin Small-Mid Cap Growth Fund—Advisor Class	28.76	Fidelity Freedom 2035 Fund®	14.72
Legg Mason Value Trust, Inc.—Institutional Class	7.71	Fidelity Freedom 2040 Fund®	14.79
Fidelity Freedom Income Fund®	7.68	Fidelity Freedom 2045 Fund®	14.97
Dodge & Cox International Stock Fund	13.69	Fidelity Freedom 2050 Fund®	15.06
Spartan® U.S. Equity Index Fund—Investor Class	15.01	Fidelity Managed Income Portfolio II—Class 3	1.83
PIMCO Total Return Fund—Institutional Class	8.83	Vanguard Inflation Protected Securities Fund—Institutional Class	6.33
Fidelity Institutional Money Market Fund	0.24

(4)	The table below indicates for each named executive officer how much of the EDIP balance set forth in this column has been reported as compensation in the Summary Compensation Table with respect to 2006 and subsequent years:

Name	Amount included in “Aggregate Balance at Last FYE” column that has been reported as compensation in Summary Compensation Table
H. Lawrence Culp, Jr.	$3,584,187
Daniel L. Comas	$335,613
William K. Daniel II	$212,753
Thomas P. Joyce, Jr.	$983,263
James A. Lico	$770,091

(5)	On May 6, 2003, the Company’s shareholders approved the award of 1,554,400 performance based restricted stock units (“RSUs”) to Mr. Culp. On December 1, 2009, the RSUs became fully vested, and pursuant to the terms of the RSUs, the 1,554,400 underlying shares (net of shares required to be withheld to satisfy applicable tax withholding obligations) were issued to Mr. Culp as of January 2, 2010. The dollar value reported is based on the closing price of Danaher’s Common Stock on December 31, 2009 as reported on the NYSE.

Employment Agreements

Employment Agreement with H. Lawrence Culp, Jr.

We entered into an employment agreement with Mr. Culp, our President and CEO, dated as of July 18, 2000, and amended the agreement November 19, 2001 and December 30, 2008 (with effect as of January 1, 2009). The original three-year term of the agreement was scheduled to expire on July 18, 2003. The agreement provides however that as of July 18, 2002, and on every subsequent anniversary of that date, the term of the agreement is automatically extended for an additional one year period. If either we or Mr. Culp provides notice, at least 90 days prior to the next anniversary date of the employment agreement, that Mr. Culp’s employment will terminate as of the end of the then-current term of the employment agreement, the agreement will terminate at the end of the then-current term of the agreement. The expiration date of the agreement is currently July 18, 2012.

Under the agreement, Mr. Culp is entitled to (1) a base salary that is no less than the highest base salary paid to him at any time during the term of the agreement; (2) an annual bonus opportunity for which the baseline bonus percentage shall be one hundred twenty-five percent (125%) of Mr. Culp’s base salary; (3) all benefit and fringe benefit plans in which our other executives participate; and (4) tax and financial planning advice and an annual physical examination. During any period that Mr. Culp cannot perform his duties as a result of a physical or mental illness (a “disability”) he is entitled to continue receiving all of the elements of compensation described above, until his employment is terminated.

The agreement prohibits Mr. Culp from disclosing Danaher confidential information during or after his employment. The agreement also prohibits Mr. Culp, at any time during his employment and for three years after his employment ends, from competing with Danaher in the United States or anywhere else in the world where Danaher is doing business or has reasonably firm plans to do business, and from soliciting any of our employees away from Danaher.

We may terminate Mr. Culp’s employment if as a result of disability, he is absent from his duties on a full-time basis for 6 consecutive months and within thirty days of notice of termination has not returned to his duties on a full-time basis. We may also terminate his employment either for cause or without cause. “Cause” means that Mr. Culp willfully fails to perform his duties (other than because of disability) after he has received notice of the failure and has had an opportunity to correct it, willfully engages in misconduct that materially injures Danaher, or is convicted of a felony.

Mr. Culp may terminate his employment at any time, with or without good reason (provided that any termination for good reason must occur not more than two years following the initial existence of the condition alleged to constitute good reason). “Good reason” means that Danaher:

•	has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it;

•	attempts to terminate Mr. Culp without complying with the notice provisions required under the employment agreement;

•	assigns Mr. Culp duties inconsistent with his position as President and Chief Executive Officer;

•	relocates Mr. Culp outside the Washington, D.C. area;

•

discontinues any material compensation or benefit plan that Mr. Culp participated in as of July 18, 2000 without providing an equitable substitute, or provides Mr. Culp with benefits materially less favorable than the level of benefits he enjoyed under those plans as of July 18, 2000;

•	undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the President and CEO of the most senior entity that results from the transaction; or

•	does not obtain a satisfactory agreement from its successor to assume Mr. Culp’s employment agreement.

The agreement defines a “change-of-control” as (a) the acquisition by an individual, entity or group of the greater of (i) thirty percent or more of either the outstanding Danaher Common Stock, or of the combined voting power of outstanding Danaher securities entitled to vote generally in the election of directors (“Danaher voting securities”), or (ii) the lowest whole-number percentage of outstanding Danaher Common Stock or Danaher voting securities, as applicable, that is greater than the percentage owned on a combined basis by Steven Rales, Mitchell Rales and their affiliates; (b) individuals who as of July 18, 2000 constituted a majority of our Board (“incumbent directors”) no longer constituting a majority of our Board (although individuals who are elected, or whose nomination for election is approved by, a majority of the incumbent directors are (with certain exceptions) also considered incumbent directors); (c) consummation of a reorganization, merger or consolidation or sale of all or substantially all of Danaher’s assets (“business combination”), unless following the business combination, the persons who beneficially owned more than fifty percent of the Danaher Common Stock and who beneficially owned more than fifty percent of the voting power of the Danaher voting securities, respectively, immediately prior to the business combination continue to own more than fifty percent of the outstanding common stock and more than fifty percent of the voting power of the outstanding voting securities, respectively, of the entity resulting from the business combination, in substantially the same proportions as their ownership prior to the business combination; or (d) approval by our shareholders of a complete liquidation or dissolution of Danaher.

If Mr. Culp’s employment ends for any reason, he is entitled to receive within 14 days after termination his base salary through the date of termination, the balance of any annual or long-term cash incentive awards earned but not yet paid and any deferred compensation allocated to his account as of the later of the date of termination or date of payment, and any other amounts or benefits required to be paid to him according to the terms of any other Danaher plan (at the time such payments are due under the plan). Mr. Culp is also entitled to receive the following additional amounts upon certain events of termination:

•

If Mr. Culp dies, or at least 90 days prior to the next anniversary date of the employment agreement provides notice that his employment will terminate as of the end of the then-current term of the employment agreement, he is entitled to receive no later than two and one-half months following the end of the calendar year in which the death or date of termination occurs an amount equal to the product of (x) an amount equal to the average of the annual bonus awards paid to Mr. Culp with respect to the three years preceding the year of termination, but such amount not to exceed two hundred and fifty percent (250%) of his then-current base salary, times (y) the number of days in the calendar year of termination through the date of termination, divided by 365 (the “Pro Rata Payment”).

•

If we terminate Mr. Culp’s employment on account of disability, he is entitled to receive the Pro Rata Payment (on the same timetable as described above) and have his employee welfare benefit plans and programs continued for 12 months following the termination.

•

If we terminate Mr. Culp’s employment other than for cause or disability (including if we terminate by providing notice of termination at least 90 days prior to the next anniversary date of the employment agreement), or if he terminates his employment for good reason, Mr. Culp is entitled to (1) receive the Pro Rata Payment (on the same timetable as described above), (2) receive an amount equal to twice the sum of (x) his then-current base salary and (y) an amount equal to the average of the annual bonus awards paid to Mr. Culp with respect to the three years preceding the year of termination (but such amount not to exceed two hundred and fifty percent (250%) of his then-current base salary), paid out over twenty four months according to the normal payroll cycle; (3) reimbursement for reasonable legal fees and expenses that he incurs in connection with the termination; (4) have health and welfare benefits continued for himself and his family for twenty four months following the termination; and (5) if any amount that Mr. Culp receives from us or a party that acquires us would be subject to the excise tax imposed by Section 4999 of the Code, or related penalties or interest, an additional payment equal to the amount of such excise tax, penalties and interest, as well as a further sum that would have the effect of making Mr. Culp whole for any taxes applicable to such payment, payable no later than the time Mr. Culp is required to pay the underlying excise and income taxes.

The agreement also contains other terms intended to ensure that, with respect to any payments to be made under the agreement that could constitute deferred compensation under Section 409A of the Code, such payments will either be exempt from the application of Section 409A or will be made in compliance with Section 409A (which may result in such payments being delayed for six months).

Named Executive Officer Proprietary Interest Agreements

We have entered into an agreement with each of Messrs. Comas, Daniel, Joyce and Lico under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (Mr. Culp’s confidentiality and post-employment covenants are set forth in his employment agreement, which is described above). The terms of the agreements to which each such named executive officer is a party are all the same. During and after the officer’s employment with us, he is prohibited from disclosing or improperly using any of our confidential information, subject to certain customary exceptions. During the officer’s employment with us and for one year (two years with respect to subsection (c) below) after such employment ends, the agreement prohibits him from directly or indirectly (a) competing with us; (b) selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise, (c) hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; (d) interfering with our vendor relationships; (e) developing competing products or services; or (f) making any disparaging comments about us. Each officer also agrees that with limited exceptions all intellectual property that he develops in connection with his employment with us belongs to us, and assigns us all rights he may have in any such intellectual property.

Under the agreement, if we terminate his employment without cause the officer is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months salary if he signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the officer’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in his absence from work on a full-time basis for twelve consecutive months.

Officers’ and Directors’ Indemnification and Insurance

Danaher’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of Danaher Corporation’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

Potential Payments upon Termination or Change-of-Control as of 2010 Fiscal Year-End

The following tables describe the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2010. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2010 ($47.17 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions, (2) receive accrued, vested balances under the EDIP and the Cash Balance Plan (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2007 Plan and the 1998 Plan, no employee can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct). The accrued, vested balances under the Cash Balance Plan and the EDIP for each named executive officer as of December 31, 2010 are set forth above under “—2010 Pension Benefits” and “—2010 Nonqualified Deferred Compensation,” respectively, and the terms of these plans as well as the 2007 Plan and the 1998 Plan are described under “Employee Benefit Plans.”

Severance and Change-of-Control Arrangements for H. Lawrence Culp, Jr.

Benefit	Termination/Change-of-Control Event
	Termination by executive without good reason	Termination of executive without cause/ termination by executive for good reason (other than in connection with a change- of-control)	Death of executive	Termination of executive as a result of disability	Change-of-Control		Change-of- Control + termination of executive without cause or termination by executive for good reason
Value of unvested equity awards that would be accelerated:
Stock options (1)	—	$21,176,744	$33,091,707	$21,176,744	$26,470,930	(2)	$26,470,930	(2)
RSUs (1)	—	—	$6,896,391	—	—	(2)	—	(2)
Benefits continuation (3)	—	$25,056	—	$12,528	—		$25,056
Cash payments under employment agreement (3)	(4)	$10,618,891	$2,794,445	$2,794,445	—		$10,618,891
Value of unvested EDIP balance that would be accelerated (5)	—	—	$727,265	—	—		—
Total:	(4)	$31,820,691	$43,509,808	$23,983,717	$26,470,930	(2)	$37,114,877	(2)

(1)	As of December 31, 2010, the terms of Mr. Culp’s 2006 option award provided for accelerated vesting schedules in the event of certain types of termination or upon a change-of-control (this award fully vested in February 2011). Please see “Outstanding Equity Awards at 2010 Fiscal Year-End”. In addition, the terms of the 2007 Plan provide for accelerated vesting of certain of a participant’s stock options and RSUs if the participant dies during employment. For a description of these provisions under the 2007 Plan, please see “Employee Benefit Plans.” The amounts indicated in these rows reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event of termination or change-of-control occurred as of December 31, 2010.

(2)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and under the 2007 Plan, respectively, please see “Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested RSUs and unvested stock options held by Mr. Culp that are not required to be accelerated pursuant to contractual agreements with Mr. Culp or the terms of the applicable plan. If a change-of-control had occurred as of December 31, 2010 and Danaher’s Board had allowed these unvested RSUs and stock options to accelerate, in each of the Change-of-Control columns the RSU acceleration value would be $47,072,075 and the stock option acceleration value would increase by $11,914,963.

(3)	Amounts reflected are provided pursuant to Mr. Culp’s employment agreement. For a summary of the provisions relating thereto (as well as the provisions relating to noncompetition and other post-closing covenants), please see “Employment Agreements – Employment Agreement with H. Lawrence Culp, Jr.”

(4)	Under Mr. Culp’s employment agreement, he is entitled to a pro rated cash payment if at least 90 days prior to the next anniversary date of the employment agreement he provides notice that his employment will terminate as of the end of the then-current term of the employment agreement. Please see “Employment Agreements” above for a description of how this cash payment is calculated. If Mr. Culp were to have provided notice on December 31, 2010 that his employment would terminate as of the end of the current term of his employment contract (July 18, 2012), pursuant to this provision upon the termination he would be entitled to receive an amount equal to $1,462,054 (assuming his base salary as of July 18, 2012 is the same as his base salary as of December 31, 2010 and his average annual cash incentive compensation from 2009-2011 is the same as from 2007-2009).

(5)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

Severance and Change-of-Control Arrangements for Messrs. Comas, Daniel, Joyce and Lico

Named Executive Officer	Benefit	Termination/ Change-of-Control Event (1)
		Termination of executive without cause	Death of executive
Daniel L. Comas	Value of unvested stock option awards that would be accelerated (2)	—	$4,497,329
	Value of unvested RSU awards that would be accelerated (2)	—	$2,618,255
	Cash payment under Proprietary Interest Agreement (3)	$600,152	—
	Benefits continuation (4)	$11,250	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$257,928
	Total:	$611,402	$7,373,512

William K. Daniel II	Value of unvested stock option awards that would be accelerated (2)	—	$3,404,012
	Value of unvested RSU awards that would be accelerated (2)	—	$2,181,342
	Cash payment under Proprietary Interest Agreement (3)	$540,152	—
	Benefits continuation (4)	$11,250	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$260,583
	Total:	$551,402	$5,845,937

Thomas P. Joyce, Jr.	Value of unvested stock option awards that would be accelerated (2)	—	$4,497,329
	Value of unvested RSU awards that would be accelerated (2)	—	$2,630,637
	Cash payment under Proprietary Interest Agreement (3)	$540,152	—
	Benefits continuation (4)	$11,250	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$278,237
	Total:	$551,402	$7,406,203

James A. Lico	Value of unvested stock option awards that would be accelerated (2)	—	$4,497,329
	Value of unvested RSU awards that would be accelerated (2)	—	$2,605,872
	Cash payment under Proprietary Interest Agreement (3)	$540,152	—
	Benefits continuation (4)	$11,250	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$224,321
	Total:	$551,402	$7,327,522

(1)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and the 2007 Plan, please see “— Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested stock options and RSUs held by these officers. If a change-of-control had occurred as of December 31, 2010 and Danaher’s Board had allowed unvested stock options and RSUs to vest upon such change-of-control, the intrinsic value of the stock options and RSUs held by these officers that would have been accelerated would have been as follows. Stock options: Mr. Comas, $5,519,449; Mr. Daniel, $3,779,111; Mr. Joyce, $6,291,509; and Mr. Lico, $6,325,009. RSUs: Mr. Comas, $7,074,557; Mr. Daniel, $6,583,989; Mr. Joyce, $7,704,276; and Mr. Lico, $7,671,257.

(2)	The terms of the 2007 Plan provide for accelerated vesting of certain of a participant’s stock options and RSUs if the participant dies during employment. For a description of these provisions under the 2007 Plan, please see “—Employee Benefit Plans.”

(3)	Under the terms of the Proprietary Interest Agreements that each of Messrs. Comas, Daniel, Joyce and Lico have executed with Danaher, each is entitled to certain payments if Danaher terminates his employment without cause. For a description of these agreements (including the provisions relating to noncompetition and other post-closing covenants), please see “Employment Agreements—Named Executive Officer Proprietary Interest Agreements.” The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(4)	Under the terms of Danaher’s Senior Leader Severance Pay Plan, upon a termination without cause each of Messrs. Comas, Daniel, Joyce and Lico would be entitled to continue coverage under specified welfare benefit plans of the Company for one year at the same cost as an active employee in a comparable position. For a description of the plan, please see “Employee Benefit Plans—Senior Leader Severance Pay Plan.”

(5)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

Employee Benefit Plans

Following is a description of the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from year to year, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

2007 Executive Cash Incentive Compensation Plan

In 2007, Danaher’s shareholders approved the 2007 Executive Cash Incentive Compensation Plan, which governs non-equity incentive compensation awards granted to Danaher’s executive officers. Each year, the Compensation Committee establishes the terms of potential awards under the 2007 Executive Cash Incentive Compensation Plan no later than the earlier of the 90th day of the performance period, or the date on which 25% of the performance period has been completed (the “applicable period”). Awards are earned under the plan for a given performance period only if Danaher has positive net income for the period, as determined according to GAAP. If Danaher has positive net income for the period, the maximum award amount payable to a participant for the performance period equals the lesser of (1) five million dollars ($5,000,000) or (2) the amount earned pursuant to the performance goals and other award terms set by the Committee for the participant for the performance period, subject to any further negative discretion adjustments (up to and including elimination of the award) as the Committee may determine. The performance goals are based on any one of, or a combination of, the following performance-based criteria, which may be based on Danaher and its subsidiaries on a group-wide basis or on the basis of subsidiary, business platform or operating unit results:

•	earnings per share (on a fully diluted or other basis);

•	stock price targets or stock price maintenance;

•	return on capital or return on invested capital;

•	pretax or after tax net income;

•	working capital;

•	earnings before interest, taxes, depreciation, and amortization (EBITDA);

•	operating income;

•	free cash flow;

•	gross revenue;

•	cash flow;

•	profit margin;

•	return on equity; and/or

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The Committee may express each performance objective in absolute and/or relative terms, based on or using comparisons with current internal targets, the past performance of Danaher (including the performance of one or more subsidiaries, business platforms, and/or operating units) and/or the past or current performance of other companies. The measures used in setting performance goals under the plan are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee within the applicable period (provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded); unless during the applicable period the Administrator determines to exclude any one or more of the foregoing carve-outs. At the end of the performance period, the Committee certifies the satisfaction of the net income requirement and the level of attainment of the performance goal(s). Any awards payable under the incentive plan are paid in cash no later than March 15th of the calendar year following the end of the performance period.

Within the applicable period, the Committee may adopt such forfeiture, proration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of a participant’s death, disability, voluntary termination of employment, termination by Danaher for cause, or termination by Danaher without cause.

2010 Performance Formula. In March 2010, the Committee adopted a performance formula for determining the amounts to be paid under the 2007 Cash Incentive Compensation Plan to each executive officer for 2010 (other than Steven Rales and Mitchell Rales, who do not participate in the plan). Under the formula, the maximum amount of cash incentive compensation payable to an executive officer for 2010 would equal the lesser of $5 million or the product of the following four elements (provided that no amounts would be paid if Danaher did not achieve positive net income for 2010):

•	the officer’s base salary received for 2010;

•

the officer’s baseline bonus percentage (for 2010, the Committee set the baseline bonus percentages for each named executive officer as follows: Mr. Culp, 125%; Messrs. Comas, Daniel, Joyce and Lico, 65%);

•	a personal factor of 2.0 (subject to the Committee’s exercise of negative discretion); and

•

a company performance factor calculated as follows. First, we determine the sum of the following amounts: (1) the product of (a) the compounded annual growth (or decline) rate of the company’s Adjusted EPS for the fiscal years ended December 31, 2008, 2009 and 2010, and (b) .25; and (2) the product of (x) the growth (or decline) rate of the company’s Adjusted EPS for the fiscal year ended December 31, 2010 compared to the fiscal year ended December 31, 2009, and (y) .75. This is referred to as the “EPS factor”. The EPS factor is multiplied by a factor of four (4) if the EPS factor is a positive number, and two (2) if the EPS factor is a negative number. The product is then added to 0.9 to yield the company performance factor. “Adjusted EPS” means fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”), but excluding:

1.	extraordinary or nonrecurring items in accordance with GAAP;

2.	the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula), other than changes relating to the 2009 adoption of the new accounting standards for business combinations which are addressed separately below;

3.	goodwill and other intangible impairment charges;

4.	gains or charges associated with discontinued operations;

5.	gains or charges related to the sale or impairment of assets;

6.	(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date; and

7.	the impact of any discrete income tax charges or benefits identified in the period,

provided, that with respect to the gains and charges referred to in items 3, 4, 5, 6(iii), 6(iv) and 7 above, only gains or charges that individually or as part of a series of related items exceed $10 million in the aggregate during the baseline and measurement periods are excluded.

After calculating the maximum amount payable to each named executive officer according to the formula, the Committee applied its negative discretion to reduce each officer’s personal factor to a number below 2.0 to determine the amount actually awarded to the officer for the year.

2011 Performance Formula. In February 2011, the Committee adopted a performance formula for 2011 pursuant to the terms of the 2007 Executive Cash Incentive Compensation Plan, which formula is substantially the same as the 2010 performance formula except that (1) under the 2011 formula the company performance factor can be increased or decreased by the Company’s free cash flow-to-adjusted net income conversion ratio for the year, as described below, and (2) gains or losses associated with obtaining or losing control of a business have been expressly excluded from the calculation of Adjusted EPS and adjusted net income. The items excluded from Adjusted EPS and adjusted net income are referred to as the “adjustment items.”

Under the 2011 performance formula, the calculation referred to as the “company performance factor” in the 2010 performance formula is now considered the “preliminary company performance factor”. We then calculate Danaher’s free cash flow-to-adjusted net income conversion ratio for 2011 (the “Ratio”), which is defined as (1) Danaher’s GAAP operating cash flow from continuing operations for the year ending December 31, 2011 less 2011 purchases of property, plant and equipment (but excluding the cash flow benefit of any gain that is excluded from adjusted net income as a result of the adjustment items) (“free cash flow”), divided by (2) Danaher’s net income for the year ending December 31, 2011, excluding the same items identified above that are excluded from the calculation of Adjusted EPS (“adjusted net income”).

Under the 2011 performance formula, the company performance factor is equal to the product of the preliminary company performance factor and:

•	0.8, if the Ratio is 0.8 or less;

•	the Ratio, if such ratio is greater than 0.8 but less than 1.0;

•	1.0, if the Ratio is equal to or greater than 1.0 but less than 1.1;

•	the Ratio minus 0.1, if the Ratio is equal to or greater than 1.1 but less than 1.3; or

•	1.2, if the Ratio is equal to or greater than 1.3.

2007 Stock Incentive Plan

For a description of the material terms of the 2007 Stock Incentive Plan, please see “Proposal 5 —Approval of Amendments to Danaher Corporation 2007 Stock Incentive Plan and Material Terms of the Plan’s Performance Goals.”

1998 Stock Option Plan

No further awards may be issued under the 1998 Plan but previously-awarded stock options and RSUs remain outstanding under the plan. All unexpired awards become fully exercisable when the employee reaches age 65 while still employed by Danaher, except for awards covered by performance criteria for purposes of Section 162(m). All RSUs awarded under the 1998 Plan were granted subject to the satisfaction of time-based vesting provisions and performance measures specified by the Committee at the time of grant. The provisions of the 1998 Plan relating to adjustments upon a change in capitalization, corporate changes and plan amendments/terminations are substantially the same as the comparable provisions in the 2007 Plan.

Unless the Committee provides otherwise, any options that are exercisable as of a participant’s termination date will terminate on the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death;

•	the earlier of (1) 12 months after termination, or (2) 60 days after the participant no longer has a disability, if the participant is terminated on account of disability;

•	the time of termination, if the participant’s employment is terminated for gross misconduct; or

•

five years after termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Compensation Committee determines that the termination constitutes an “early retirement”;

•	90 days following the termination date, in all other situations.

If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant.

Executive Deferred Incentive Program

Voluntary Contributions and Company Contributions. The Executive Deferred Incentive Program, or EDIP, is a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries. All amounts deferred under the EDIP are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations.

Each EDIP participant may elect to defer all or a portion of his or her salary and bonus with respect to a given plan year. Participants may choose among alternative earnings rates for the amounts they voluntarily defer, which are the same as the earnings rates of the investment options offered under our 401(k) Plan (except for any investment options that may only be offered under a tax qualified plan). Participants may change their earnings rates at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must remain subject to that earnings rate until the account is distributed to the participant.

In addition, as of the beginning of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the total amount of the participant’s base salary and target bonus as of the end of the prior year; and

•

a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher Common Stock earnings rate applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant (other than “initial participants,” whose vesting rights are described below) vests in the amounts that Danaher contributes to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•

If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

Participants who were participants in the EDIP when it commenced in March 1995 (“initial participants”) vest in two-thirds of each contribution we make as of the end of the year in which the contribution is made. Once the initial participant reaches the date by which his or her vesting percentage under the vesting terms generally applicable to EDIP participants would equal or exceed two-thirds, the participant continues vesting under such generally applicable vesting terms.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant may elect to receive distributions from his or her EDIP account in either a lump sum or, if the participant is 100% vested in the Danaher contributions that have been made to his or her account (or with respect to deferrals, contributions and earnings thereon that were not vested as of December 31, 2004, the participant has reached age 55 and completed five years of service), in annual installments over two, five or ten years. Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock; provided that all balances subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.

Under the plan, “cause” is defined as (i) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (ii) the employee’s conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation), or (3) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (iii) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (iv) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Standards of Conduct as amended from time to time; (v) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (vi) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (vii) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.

DIRECTOR COMPENSATION

Summary of Director Compensation

Our non-management directors receive:

•	an annual cash retainer of $40,000, paid in four, equal installments following each quarter of service;

•	$2,500 for each board meeting they attend;

•	$1,000 for each committee meeting they attend;

•

an annual grant of options, calculated as follows. Each non-management director receives options with a target award value of $125,000. Using the average closing price of Danaher’s Common Stock over a 15-day trading period ending on the seventh business day before the grant date, the target award value is converted into a specified number of options (rounded up to the nearest ten) based on an assumed value per option equal to 40% of such average closing price, which options are then approved by the Compensation Committee on the date on which the July annual equity grants are approved. The strike price for each stock option is equal to the closing price of Danaher’s Common Stock on the date of grant, the options have a ten-year term and each grant is fully vested as of the date of grant; and

•	payment of or reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $15,000, paid in quarterly installments following each quarter of service.

Each non-management director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

Our Board has adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own Danaher shares with a market value of at least five times his or her annual retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes shares in which the director or his or her spouse or child has a direct or indirect interest and phantom shares of Danaher Common Stock in the Non-Employee Directors’ Deferred Compensation Plan, but does not include shares subject to unexercised stock options. Danaher policy also prohibits Danaher directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions. Each director with more than two years of service beneficially owns Danaher shares.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to the non-management directors for the year ended December 31, 2010. Each of Steven Rales, Mitchell Rales and H. Lawrence Culp, Jr. serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2010 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)
Mortimer M. Caplin (2)	$88,000	0	$116,953	$204,953
Donald J. Ehrlich (2)	$103,000	0	$116,953	$219,953
Linda P. Hefner (2)	$66,000	0	$116,953	$182,953
Walter G. Lohr, Jr. (2)	$87,000	0	$116,953	$203,953
John T. Schwieters (2)	$96,000	0	$116,953	$212,953
Alan G. Spoon (2) (3)	0	$75,500	$116,953	$192,453
Elias A. Zerhouni, M.D. (2)	$65,500	0	$116,953	$182,453

(1)	The amounts reflected in this column represent the aggregate grant date fair value of the applicable stock option award computed in accordance with FASB ASC Topic 718. The grant date fair value recognized under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): an 8.5 year option life, a risk-free interest rate of 2.80%; a stock price volatility rate of 27%; and a dividend yield of 0.2% per share.

(2)	The table below sets forth the total number of outstanding options to purchase Danaher Common Stock beneficially owned by each non-management director as of December 31, 2010. All of the options set forth in the table below are fully vested.

Name of Director	Aggregate Number of Danaher Stock Options Beneficially Owned as of December 31, 2010
Mortimer M. Caplin	80,330
Donald J. Ehrlich	80,330
Linda P. Hefner	40,330
Walter G. Lohr, Jr.	80,330
John T. Schwieters	56,330
Alan G. Spoon	80,330
Elias A. Zerhouni, M.D.	8,330

(3)	Mr. Spoon elected to defer 100% of his 2010 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan. Pursuant to such deferrals, Mr. Spoon received a total of 1,770 phantom shares with respect to his 2010 fees. Since these phantom shares are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

EQUITY COMPENSATION PLAN INFORMATION

All data set forth in the table below is as of December 31, 2010.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (2)	42,183,497	(3)	$30.30	(4)	18,049,748	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	42,183,497	(3)	$30.30	(4)	18,049,748	(5)

(1)	Table does not include 366,580 shares of Danaher Common Stock issuable pursuant to outstanding RSUs and stock options granted under the Tektronix 2002 Stock Plan and the Tektronix 2005 Stock Plan, which Danaher assumed in connection with the acquisition of Tektronix, Inc. in 2007. No further awards may be granted under either plan. As of December 31, 2010, the stock options outstanding under these plans had a weighted average exercise price of $31.31 per share.

(2)	Consists of the 2007 Plan (including the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan), 1998 Plan and the EDIP. No additional awards are issuable under the 1998 Plan.

(3)	Consists of 39,614,833 shares attributable to the 2007 Stock Plan and 1998 Stock Plan, in the aggregate, and 2,568,664 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock. For purposes of this table, we have assumed that all EDIP balances as of December 31, 2010 would be distributed in Danaher Common Stock.

(4)	The RSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher Common Stock, the participant’s EDIP balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(5)	Consists of 17,310,524 shares available for future issuance under the 2007 Stock Plan and 739,224 shares available for future issuance under the EDIP. See “Employee Benefit Plans – 2007 Stock Incentive Plan” for a description of the types of awards issuable under the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Under Danaher’s written Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act.

Relationships and Transactions

Certain affiliates of FMR Corp., which beneficially owns more than 5% of Danaher’s Common Stock, provide services to us in connection with the administration of our stock plans (including the Non-Employee Directors’ Deferred Compensation Plan), Savings Plans and EDIP. We paid these entities an aggregate of $157,358 for these services for 2010. In addition, Fidelity Management Trust Company serves as trustee and custodian of the Danaher stock and certain other accounts included in our Savings Plans and receives fees from plan participants for these services, and FMR Corp. and its affiliates also receive investment management fees from each Fidelity mutual fund offered under the Savings Plans based on a percentage of the plan assets invested in such mutual fund.

For their service as executive officers, each of Steven Rales and Mitchell Rales received a salary of $419,000 and 401(k) plan contributions of $17,464 during 2010 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. In 2010, Danaher provided tax and accounting services to the Rales’ valued at approximately $186,598 in the aggregate in the form of one full-time employee (plus health and welfare benefits for the employee), allowed the Rales’ to make personal use of designated Danaher office space valued at approximately $245,442 in the aggregate, and provided each of the Rales’ with parking in the amount of $6,600. The Rales’ do not receive annual cash incentive compensation or equity awards. Separately, in 2010, Steven Rales and Mitchell Rales paid Danaher approximately $102,490 for providing benefits for, and as reimbursement for paying all or a portion of the salaries of, three persons who provide services to them.

Steven Rales and Mitchell Rales also own a controlling interest in, and Philip Knisely (who served as Executive Vice President of Danaher until his retirement on January 31, 2010) owns approximately 1.7% of, Colfax Corporation, a company that makes and sells fluid handling systems. Certain of our subsidiaries purchase products from and sell products to various subsidiaries of Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2010, our subsidiaries sold approximately $80,000 of products to Colfax and entered into purchase orders for the future purchase of approximately $104,000 of products from Colfax. The amount of sales and anticipated purchases were in each case less than one percent of Colfax’s, and of Danaher’s, gross revenues for 2010. Our subsidiaries intend to purchase products from and sell products to various Colfax subsidiaries in the future in the ordinary course of their businesses.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement dated February 15, 2007 with Joust Capital, LLC (“Joust One”) and an identical agreement with Joust Capital II, LLC (“Joust Two” and together with Joust One, the “Joust entities”). The Joust entities are owned by Steven Rales and Mitchell Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned or leased by each of Joust One and Joust Two in like manner to the management services provided by FJ900 for the Danaher aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreements. Having FJ900 perform management services for all of these aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2010, the Joust entities paid FJ900 approximately $1,637,475 for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. The management agreements have terms of five years, but may be terminated by either party upon 30 days notice.

In addition, Danaher is party to an airplane interchange agreement (dated February 15, 2007 and amended as of July 15, 2010) with Joust One and an identical agreement with Joust Two. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the Danaher aircraft to the Joust entity, in each case on a non-exclusive, equal time basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2010, the incremental cost of the use of the Danaher aircraft by the Joust entities, net of the incremental cost of the use of the Joust aircraft by Danaher, was $17,467. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party and/or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements have terms of five years from the original date of execution, but may be terminated by either party upon 10 days notice.

Thomas P. Joyce, Jr. is Executive Vice President of Danaher and has served in a variety of general management positions since joining Danaher in 1989. His brother, Robert Joyce, has also served in a variety of general management positions since joining Danaher in 1993 and does not report directly or indirectly to Thomas P. Joyce, Jr. For 2010, Robert Joyce received total cash compensation of approximately $620,000, participated in Danaher’s equity compensation program and received benefits comparable to those received by persons in similar management positions within Danaher.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2011. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2011 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For information concerning fees paid to Ernst & Young LLP in 2009 and 2010, see “Fees Paid to Independent Registered Public Accounting Firm” below.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DANAHER FOR 2011.

PROPOSAL 3.

APPROVAL OF AN AMENDMENT TO DANAHER’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

After careful consideration, the Board has determined that it would be in the best interests of Danaher and its shareholders to amend Danaher’s Restated Certificate of Incorporation as set forth on Appendix A and as described below, to declassify the Board and provide for the annual election of all directors (the “Declassification Amendment”). The Board has unanimously approved, and recommends that Danaher’s shareholders approve, the Declassification Amendment.

Article Five, Section I of the current Restated Certificate of Incorporation provides that the Board is divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and members of each class are elected to serve for staggered three-year terms. The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board has concluded that a classified board structure was in the best interests of Danaher and its shareholders. A classified board generally provides for continuity and stability, promotes a long-term focus and may be beneficial in the event of an unsolicited takeover attempt. During 2010, however, the Board considered the various positions for and against a classified board and recognized that many investors favor annual elections, believe that annual elections foster board accountability and consider adoption of a declassified board structure a corporate governance “best practice”. As a result, the Board has concluded that the Declassification Amendment is in the best interests of Danaher and its shareholders.

As the Declassification Amendment would not shorten the existing term of a director, the directors who have been elected to three-year terms prior to the effectiveness of the Declassification Amendment (including directors elected at the 2011 Annual Meeting) will complete those terms. If Danaher’s shareholders approve the Declassification Amendment, the directors elected at the 2012 Annual Meeting (and at each annual meeting thereafter) will be elected for one-year terms and beginning with the 2014 annual meeting the entire Board will be elected annually.

To implement this change, Danaher shareholders are being asked to vote in favor of the Declassification Amendment. If Danaher’s shareholders approve the Declassification Amendment, it will become legally effective upon the filing with the Delaware Secretary of State of a certificate of amendment to Danaher’s Restated Certificate of Incorporation. Danaher would make that filing shortly after this annual meeting. Danaher’s Board would also make conforming changes to Danaher’s Bylaws as necessary or appropriate to phase out the classification of the Board. If Danaher’s shareholders do not approve the Declassification Amendment, the Board will remain classified.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO DANAHER’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 4.

APPROVAL OF AN AMENDMENT TO DANAHER’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW HOLDERS OF TWENTY-FIVE PERCENT (25%) OR MORE OF THE COMPANY’S OUTSTANDING SHARES TO CALL A SPECIAL MEETING OF SHAREHOLDERS

After careful consideration, the Board has determined that it would be in the best interests of Danaher and its shareholders to amend Danaher’s Restated Certificate of Incorporation as set forth on Appendix B and as described below, to allow holders of twenty-five percent (25%) or more of the Company’s outstanding shares of Common Stock to call a special meeting of shareholders (the “Special Meeting Amendment”). The Board has unanimously approved, and recommends that Danaher’s shareholders approve, the Special Meeting Amendment.

The Company’s Bylaws currently allow holders of not less than a majority of the Company’s outstanding Common Stock to call a special meeting of shareholders. The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of reducing the threshold for shareholders to call a special meeting, and recognizes that many investors favor allowing holders of less than a majority of a Company’s shares to call a special meeting. The Board has concluded that a 25% threshold strikes an appropriate balance between promoting shareholder rights and ensuring the Board’s accountability while protecting against the risk that a small percentage of shareholders could trigger a special meeting to pursue special interests at significant expense and distraction to the Company.

To implement this change, Danaher’s shareholders are being asked to vote in favor of the Special Meeting Amendment. If Danaher’s shareholders approve the Special Meeting Amendment, the amendment will become legally effective upon the filing of a certificate of amendment to Danaher’s Restated Certificate of Incorporation with the Delaware Secretary of State. Danaher would make that filing shortly after this annual meeting. Danaher’s Board would also make conforming changes to Danaher’s Bylaws as necessary or appropriate to allow holders of 25% or more of the Company’s outstanding shares of Common Stock to call a special meeting of shareholders and to provide for appropriate procedures with respect to the calling of special meetings by shareholders. If Danaher’s shareholders do not approve the Special Meeting Amendment, the provisions of the Company’s Bylaws allowing holders of not less than a majority of the Company’s outstanding Common Stock to call a special meeting of shareholders will remain in effect.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO DANAHER’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW HOLDERS OF TWENTY-FIVE PERCENT (25%) OR MORE OF THE COMPANY’S OUTSTANDING SHARES TO CALL A SPECIAL MEETING OF SHAREHOLDERS.

PROPOSAL 5.

APPROVAL OF AMENDMENTS TO THE

DANAHER CORPORATION 2007 STOCK INCENTIVE PLAN AND THE

MATERIAL TERMS OF THE PLAN’S PERFORMANCE GOALS

The Danaher Corporation 2007 Stock Incentive Plan (the “Plan” or the “2007 Plan”), was adopted by Danaher’s shareholders on May 15, 2007 and was subsequently amended on December 10, 2008 and May 5, 2009.

The Board is seeking shareholder approval for the following:

•

In order to provide sufficient shares for future awards to our current and prospective employees and directors, the Board seeks shareholder approval to amend the 2007 Plan to increase the maximum number of shares that may be issued under the 2007 Plan by 7 million shares (the “Additional Shares”) to an aggregate maximum number of shares of 45 million. The Board of Directors is also seeking shareholder approval for certain other amendments to the terms of the 2007 Plan, as described below.

•

In order to allow certain performance-based awards under the 2007 Plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code, the Board is seeking to have the shareholders re-approve the material terms of the performance goals under the 2007 Plan.

The Board believes that it is in the best interest of the Company and its shareholders to approve the proposed 2007 Plan amendments and to re-approve the material terms of the performance goals under the 2007 Plan (collectively, the “Proposal”), so that the Company can continue to use the 2007 Plan to grant tax-deductible equity compensation to attract, retain and reward employees and directors and closely align their interests with those of the Company’s shareholders. The Compensation Committee of the Board has reviewed and considered the Proposal and recommended to the Board that the Proposal be approved by the Board and submitted to the Company’s shareholders for approval. The Board has approved the Proposal and directed that the Proposal be submitted to the Company’s shareholders for approval.

Burn Rate and Overhang

In administering the 2007 Plan, we consider both our “burn rate” and our “overhang”. We define “burn rate” in a given year as the total number of shares of Common Stock that underlie the equity compensation awards granted in that year, divided by the undiluted weighted average shares of Common Stock outstanding during the year. Our burn rate in 2010 was 0.95% and our three year average burn rate from 2008-2010 was 1.02%.

We define “overhang” as of a given date as: the sum of the total number of shares of Common Stock that underlie outstanding equity awards plus the total number of shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan shares”); divided by the sum of total plan shares and shares of Common Stock outstanding as of such date. Our overhang as of December 31, 2010 was 8.45%, and on a pro forma basis (assuming that the Additional Shares were authorized as of December 31, 2010) our overhang as of December 31, 2010 would have been 9.34%.

The following table sets forth additional information regarding stock options outstanding as of March 1, 2011. As of March 1, 2011, 35,175,386 stock options were outstanding with a weighted average exercise price of $31.36 and a weighted average remaining years of contractual life of 6.02 years. As of March 1, 2011, the closing price of the Company’s Common Stock was $49.42 per share.

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money options outstanding in excess of six years	8,436,014	$19.82	2.55 years
Underwater options outstanding in excess of six years	0	N/A	N/A
Options outstanding less than six years (all of which were in-the-money as of March 1, 2011)	26,739,372	$35.00	7.11 years

All options that as of March 1, 2011 have been outstanding in excess of six years were “in-the-money” (i.e., the closing price of Danaher’s Common Stock as of such date exceeded the option exercise price) as of such date by at least $20.50 per option (41% of Danaher’s stock price as of March 1, 2011). Options awarded to senior management generally vest either 50% on each of the fourth and fifth anniversaries of the grant date or 1/3 on each of the third, fourth and fifth anniversaries of the grant date, and options awarded to other employees generally vest pro rata over a five year period. The chart below sets forth additional information regarding options that have been outstanding in excess of six years.

Grant Date	Exercise Price	Remaining Years of Contractual Life	Options Outstanding (all are vested except for those marked with an asterisk)	% of Time In-the-Money Since Vesting
5/1/2001	$13.86	0.16	10,874	100%
			8,316	99.80%
9/21/2001	$11.46	0.56	312,105	100%
			1,440*	N/A (not yet vested)
3/5/2002	$17.50	1.01	65,866	100%
			24,634	97.10%
5/7/2002	$17.43	1.18	38,000	100%
			9,500	98.10%
7/16/2002	$15.23	1.38	471,102	100%
			166,473	99.90%
9/17/2002	$13.62	1.55	17,600	100%
12/3/2002	$15.32	1.76	105,700	100%
			18,400*	N/A (not yet vested)
3/4/2003	$15.94	2.01	303,860	100%
3/26/2003	$16.73	2.07	81,596	100%
5/6/2003	$17.56	2.18	43,000	100%
6/27/2003	$17.09	2.32	825,000	100%
7/23/2003	$17.45	2.39	1,277,030	100%
9/16/2003	$19.08	2.55	53,000	100%
9/26/2003	$18.58	2.57	825,000	100%
12/2/2003	$20.75	2.76	825,000	100%
12/3/2003	$20.87	2.76	75,336	100%
3/2/2004	$22.63	3.0	1,034,382	100%
5/4/2004	$23.57	3.18	84,750	100%
7/14/2004	$25.28	3.37	226,588	100%
			1,106,925	99.30%
9/14/2004	$26.19	3.54	800	100%
			79,200	96.90%
12/7/2004	$28.50	3.77	9,395	100%
			115,869	94.30%
3/1/2005	$27.35	4.0	29,804	100%
			189,469	96.70%
Total in-the-money options outstanding in excess of six years			8,436,014

The weighted average exercise price and weighted average remaining years of contractual life for the options that as of March 1, 2011 were outstanding in excess of six years and have been continuously in-the-money since vesting is $18.99 and 2.54, respectively. The weighted average exercise price and weighted average remaining years of contractual life for all other options outstanding as of March 1, 2011 is $33.70 and 6.67, respectively.

We believe that our overhang (on an actual basis and on a pro forma basis) and our burn rate are reasonable in relation to our peer group and reflect a judicious use of equity for compensation purposes. Our overhang also reflects the fact that we apply vesting periods to our equity awards that we believe are longer than typical for our peer group as well as the fact that we encourage option holders to hold their awards for extended periods of time after vesting. We believe these both have the effect of extending the period during which the average equity award is reflected in the Company’s overhang calculation.

Description of Proposal

Following is a description of the Proposal:

Increase in Authorized Shares

•

The 2007 Plan currently authorizes the delivery of up to 38 million shares of Common Stock pursuant to awards, of which no more than 12 million shares of Common Stock may be granted in any form other than stock options or SARs. The amendment contemplated by the Proposal authorizes the delivery of up to an additional 7 million shares for a total of 45 million authorized shares, and pursuant to the amendment no more than 14 million of the total authorized shares may be granted in any form other than stock options or SARs. As of March 1, 2011, an aggregate of approximately 23.2 million shares had been delivered or were reserved for delivery pursuant to awards granted under the 2007 Plan, leaving approximately 14.8 million shares available for use in connection with future awards (not including the Additional Shares). These unused shares will remain available for awards under the 2007 Plan whether or not the Company’s shareholders approve the Proposal.

Other Amendments

•	With respect to all future awards, the amendment contemplated by the Proposal would eliminate the acceleration of time-based vesting of awards upon a participant reaching age 65.

•

The amendment provides that a participant’s termination of employment will be deemed a termination for gross misconduct under the 2007 Plan if after the termination facts and circumstances are discovered or confirmed that would have justified a termination for gross misconduct.

•

The amendment makes clear that the Administrator has the authority to reduce or eliminate a participant’s unvested awards if the participant changes employment classification from full-time to part-time, to grant “early retirement” treatment with respect less than all of a retiring participant’s outstanding awards, and to mandate the manner in which tax withholding is to be satisfied with respect to a participant. With respect to the existing 2007 Plan provisions that give the Administrator the authority to vary plan terms with respect to particular awards, the amendment makes clear that this authority may be exercised either initially at the time of grant or subsequent to the grant date. The amendment also clarifies that the Administrator cannot delegate to management the authority to grant equity awards to officers who are subject to Section 16 under the Securities Exchange Act or to any “covered employee” within the meaning of Section 162(m).

•

The amendment provides that all awards granted under the 2007 Plan are subject to any recoupment terms required by applicable law, in addition to the applicable terms of the Company’s recoupment policy.

Re-Approval of Material Terms of Performance Goals

•

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Company’s CEO or any of the Company’s three most highly compensated executive officers (other than the Company’s CEO and CFO). Under Section 162(m), compensation paid to any such person in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the

$1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must, no later than the first shareholders’ meeting that occurs in the fifth year following the year in which prior shareholder approval was obtained, again disclose the material terms of the performance goals to shareholders for re-approval. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goal is based and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the 2007 Plan is summarized below, and shareholder approval of this Proposal will be deemed to constitute approval of each of these aspects of the 2007 Plan for purposes of the approval requirements of Section 162(m).

Summary of the Plan (as proposed to be amended)

The following is a summary of the material terms of the 2007 Plan as proposed to be amended. This summary is qualified in its entirety by reference to the 2007 Plan as proposed to be amended, a copy of which is attached as Appendix C to this Proxy Statement. If the Proposal is not approved, the 2007 Plan will remain in effect in its current form and with the number of shares currently authorized.

Awards and Eligibility

The following awards may be granted under the 2007 Plan: stock options, SARs, restricted stock, RSUs and other stock-based awards, as such terms are defined in the 2007 Plan (collectively, all such awards are referred to as “awards”). Neither Danaher nor any of its subsidiaries will receive any consideration for the granting of these awards, other than, where required, par value. All of Danaher’s employees, non-employee directors (“directors”) and consultants are eligible to participate in the 2007 Plan. As of March 11, 2011, Danaher had approximately 49,000 employees and seven non-employee directors.

Administration of Plan

The 2007 Plan is administered by the Compensation Committee of the Board of Directors of Danaher (the “Administrator”). The 2007 Plan requires that the Compensation Committee consist of at least two directors, each of whom is a non-employee director under Rule 16b-3 under the Securities Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Administrator has the sole authority to grant awards and sole and exclusive discretion to construe, interpret and administer the 2007 Plan, amend, waive or extend any provision or limitation of any award (except as limited by the terms of the 2007 Plan), remedy ambiguities or omissions and adopt appropriate procedures (and may delegate its authority to members of management (other than authority to make grants to any non-employee director, any officer subject to Section 16 of the Securities Exchange Act or any “covered employee” within the meaning of Section 162(m))). The Administrator determines the employees, directors and consultants who will receive grants and the precise terms of the grants (including any provisions regarding acceleration of vesting and exercisability). The decisions of the Administrator are final and binding on all holders of awards.

Stock Subject to Plan; Award Limits

No more than 14 million of the shares available for issuance under the 2007 Plan may be available for awards granted in any form other than stock options or SARs. If any award issued under the 2007 Plan expires, is canceled, or terminates for any other reason, the shares of Common Stock available under the award will again become available for issuance under the 2007 Plan (but such expirations, cancellations, or terminations will count against the Section 162(m) limit), but any shares of Danaher Common Stock surrendered for the payment of the exercise price of stock options or SARs or used to satisfy a withholding obligation, and shares of Common

Stock repurchased in the open market with the proceeds of a stock option exercise, will not again become available for use.

In the case of any award intended to comply with Section 162(m), in any calendar year, no employee or director may be granted options or SARs under the 2007 Plan with respect to more than 3,000,000 shares of Danaher Common Stock, or restricted stock grants or awards of RSUs which in the aggregate cover the cash value equivalent of more than 3,000,000 shares of Common Stock (measured as of the date of grant, less $0.01 par value per share of Common Stock). Danaher intends to use any proceeds it receives under awards for general corporate purposes. No post-vesting or post-exercise holding period requirement applies to any shares issued pursuant to any equity awards under the 2007 Plan or 1998 Plan.

Adjustments

Upon any change in Danaher’s capitalization such as a Common Stock dividend or stock split, the Administrator will make a proportionate and appropriate adjustment to the number of shares underlying outstanding awards as well as the number of shares reserved for issuance under the 2007 Plan (including the limits regarding the number of shares available for awards granted in any form other than options or SARs) and the number and type of shares specified as the annual per-participant limitation for purposes of Section 162(m).

Performance Rules

Awards under the 2007 Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m) of the Code. Under the 2007 Plan, an award that is designed to comply with Section 162(m) will be subject to any one of, or a combination of, the following performance-based criteria, which may be based on Danaher and its subsidiaries on a group-wide basis or on the basis of one or more subsidiaries, divisions, platforms, operating units and/or other business units:

•	earnings per share (on a fully diluted or other basis);

•	stock price targets or stock price maintenance;

•	return on capital, return on invested capital or return on equity;

•	pretax or after tax net income;

•	working capital;

•	earnings before interest and taxes (EBIT);

•	earnings before interest, taxes, depreciation, and amortization (EBITDA);

•	operating income;

•	free cash flow;

•	cash flow;

•	revenue;

•	gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement; and/or

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The Administrator may express each performance objective in absolute and/or relative terms or ratios, based on or using comparisons with internal targets, past performance of Danaher and/or the past or current performance of unrelated companies. For awards subject to Section 162(m), the measures used in setting performance goals will, to the extent applicable, be determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the Administrator may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), other than changes relating to the recent adoption of new business combination accounting standards which are addressed as appropriate in subsection (6) below, (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits identified in the period, and (8) other objective income, expense, asset, liability and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee no later than the earlier of the 90th day of the performance period or the date on which 25% of the performance period has been completed (the “Applicable Period”) (provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and performance periods are excluded); unless during the Applicable Period the Administrator determines to exclude or modify any one or more of the foregoing carve-outs. To the extent that an award is not intended to comply with Section 162(m) of the Code, it may be subject to these and/or other measures of performance selected by the Administrator. In addition, any award that is intended to comply with Section 162(m) will not vest under its terms unless Danaher has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been met. The Administrator will certify whether performance objectives are attained, and its determination will be final and conclusive. The Administrator may also use discretion to lower (but not increase) the benefits received under an award that are otherwise earned upon satisfaction of the applicable performance objectives.

Termination of Employment

Unless the Administrator determines otherwise, any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death or disability;

•	the time of termination, if the participant’s employment is terminated for gross misconduct;

•

five years after termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65) (“normal retirement”), or (2) before reaching age 65, if the Administrator determines that the termination constitutes an “early retirement” (and in addition, upon normal retirement or early retirement any unvested options or SARs held by the participant at the retirement date will continue to vest until the earlier of expiration of the award’s term or the fifth anniversary of the retirement); or

•	90 days following the termination date, in all other situations.

The Administrator has the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. To the extent post-termination exercise of an option or SAR is permitted under the Plan and such exercise is not covered by an effective registration statement, the option or SAR will terminate on the later of 30 days after such exercise becomes covered by an effective registration statement or the end of the original post-termination exercise period, provided that no option or SAR may be exercised after the expiration of the award term.

In addition, under the following circumstances certain vesting provisions applicable to awards granted under the 2007 Plan will accelerate.

•

Death. Upon termination of a participant’s employment or service due to death (1) all outstanding stock options granted under the 2007 Plan become fully vested, and (2) the vesting of a portion of his or her outstanding RSUs is accelerated as of the date of death (with such portion determined on a pro-rata basis for each part of an award with a separate vesting period, by reference to the number of years between the date the RSUs were granted (with any partial year counting as a full year) and the date of death divided by the number of years in the vesting period).

•

Early retirement. Unless otherwise provided by the Administrator, in the event the Administrator grants “early retirement” treatment with respect to all or a specified portion of a participant’s outstanding awards, the time-based vesting of any portion of any RSU or restricted stock grant scheduled to vest during the five-year period immediately following the retirement date is accelerated (and any such awards that are subject to performance-based vesting criteria that remain unsatisfied as of the date of any such retirement will remain outstanding until the earlier of expiration of the award’s term or the fifth anniversary of the retirement, to determine whether such criteria become satisfied), and the balance of such RSUs or restricted stock grants terminates as of the retirement date.

Stock Options and Stock Appreciation Rights

The 2007 Plan authorizes the grant of non-qualified stock options, which are not intended to satisfy the requirements of Section 422 of the Code, as well as SARs. When a SAR is exercised, the employee receives a payment determined by calculating the difference between the fair market value of a share of Danaher’s Common Stock on the date of exercise and the exercise price and payment may be made in cash or stock, or a combination of cash and stock. The exercise price of stock options and SARs granted under the 2007 Plan may not be less than the fair market value of a share of Danaher’s Common Stock on the date of grant except in the event of a substitution in connection with an acquisition or merger or in the event of an adjustment to the Company’s capital stock. The “fair market value” means the closing price per share of Common Stock on the NYSE on the date the award is granted, or if no such closing price is available on such day, the closing price for the immediately preceding trading day. Except for adjustments related to changes in the capital structure or a substantial corporate change of Danaher, the Administrator may not, absent the approval of the shareholders within 12 months prior to the event, reduce the exercise price of any outstanding options or SARs or cancel and re-grant any outstanding option or SAR with a lower exercise price. No stock option or SAR will be exercisable more than ten years after the date it is granted.

Restricted Stock Grants and Restricted Stock Units

A restricted stock grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded a restricted stock grant under the 2007 Plan will have the same voting, dividend and other rights as Danaher’s other shareholders from the date of grant.

The Administrator may also grant RSUs under which the participants will be entitled to receive shares of Danaher’s Common Stock upon satisfaction of any applicable vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded RSUs under the 2007 Plan does not possess any incidents of ownership with respect to the underlying shares of Common Stock.

Generally, any shares subject to unvested restricted stock grants or unvested RSUs are forfeited upon termination of employment (other than by reason of death or early retirement). Restricted stock and RSU awards must be granted subject to a minimum vesting period of 1 year (for performance based awards) or 3 years (for non-performance based awards), subject to specified exceptions. Unless otherwise specified by the Administrator, any performance-based vesting conditions relating to restricted stock or RSU grants must be satisfied, if at all, prior to the 10th anniversary of the date of grant.

Other Stock-Based Awards

Other awards that are valued in whole or in part by reference to, or otherwise based on or related to, Danaher’s Common Stock may also be granted to employees, directors and consultants.

Transferability

Generally, awards under the 2007 Plan may not be pledged, assigned or otherwise transferred or disposed of in any manner other than by will or the laws of descent or distribution. However, the Administrator has the authority to allow the transfer of awards by gift to members of the participant’s immediate family, children, grandchildren or spouse, a trust in which the participant and/or such family members collectively have more than 50% of the beneficial interest, or any other entity in which the participant and/or such family members own more than 50% of the voting interests.

Corporate Changes

As defined in the 2007 Plan, a substantial corporate change includes the consummation of (i) Danaher’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Danaher is not the surviving entity (unless the voting securities of Danaher outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity); (iii) the sale of all or substantially all of Danaher’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Danaher survives) that results in any person or entity (other than any affiliate of Danaher as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of Danaher. Upon a substantial corporate change, the 2007 Plan and any forfeitable portions of the awards will terminate unless provision is made for the assumption or substitution of the outstanding awards. Unless the Board determines otherwise, if any award would otherwise terminate upon a substantial corporate change, the Administrator will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the fair market value of the underlying shares of Common Stock under the transaction minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

Foreign Jurisdictions

To comply with the laws in countries outside the United States in which the Danaher or any of its subsidiaries operates or has employees, the Administrator has the authority to determine which subsidiaries shall be covered by the 2007 Plan and which employees outside the United States are eligible to participate in the 2007 Plan, to modify the terms and conditions of any award granted to employees outside the United States and to establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Amendment or Termination

The Board may amend, suspend or terminate the 2007 Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the Administrator may not amend or cancel the 2007 Plan or any award made under the 2007 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award, provided however, that the Board reserves the right to unilaterally alter or modify the Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A. In addition, all awards granted under the 2007 Plan are subject to the Company’s recoupment policy as in effect on the date of grant, as well as any recoupment terms required by applicable law, in each case to the extent the policy or applicable law applies according to its terms.

New Plan Benefits

Grants that will be made under the 2007 Plan as proposed to be amended are not currently determinable. Since the date the 2007 Plan was adopted through March 1, 2011, Danaher granted the following number of options and RSUs to purchase Danaher Common Stock to the individuals and groups listed below: Mr. Culp, 1,121,688 options and 504,759 RSUs; Mr. Comas, 416,020 options and 159,110 RSUs; Mr. Lico, 403,120 options and 153,600 RSUs; Mr. Joyce, 403,120 options and 154,300 RSUs; Mr. Daniel, 307,480 options and 127,790 RSUs; Mr. Caplin, 32,330 options; Mr. Ehrlich, 32,330 options; Ms. Hefner, 32,330 options; Mr. Lohr, 32,330 options; Mr. Schwieters, 32,330 options; Mr. Spoon, 32,330 options; Dr. Zerhouni, 8,330 options; all current executive officers as a group, 3,067,018 options and 1,251,743 RSUs; all current directors who are not executive officers as a group, 202,310 options; all associates of any such directors, executive officers or nominees, none; and all other employees as a group, 18,011,685 options and 3,678,870 RSUs.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the 2007 Plan based on current federal income tax laws. The 2007 Plan is not qualified under Section 401(a) of the Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to Danaher. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon a participant’s particular circumstances. This summary expressly does not discuss the provisions of any income tax laws of any municipality, state or non-U.S. taxing jurisdiction in which a participant may reside, gift, estate or excise taxes, or other tax laws other than U.S. federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Danaher advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the 2007 Plan.

Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the participant at the time the nonqualified stock option is granted; (ii) generally, at exercise, ordinary income (treated as compensation) is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and Danaher is entitled to a tax deduction in the same amount (subject to the limits of Section 162(m) of the Code); and (iii) upon disposition of the shares, any gain or loss is treated as long- or short-term capital gain or loss (depending on the time the stock is held after exercise). Income tax withholding from the participant is required on the income recognized by the participant upon exercise of a nonqualified stock option.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received, and if the SAR is paid in Common Stock, the fair market value of the Common Stock as of the date of exercise. Danaher generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income (subject to the limits of Section 162(m) of the Code). Income tax withholding from the participant is required on the income recognized by the participant upon exercise of a stock appreciation right.

Restricted Stock. In the absence of a Section 83(b) election (as described below), a participant who receives restricted stock will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the stock when the restrictions expire over the amount paid for the stock (if any). As the restrictions applicable to a grant of restricted stock expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the participant will include an appropriate portion of the shares as ordinary income (treated as compensation). The participant’s basis in the stock is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period will begin when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the stock is held after the restrictions end). Dividends received by the participant constitute ordinary income (treated as compensation) in the year received. Danaher generally will be entitled to a deduction equal to the fair market value of the stock when it is included in the participant’s income, and will also be entitled to a business expense deduction for dividends paid to the participant (if any) on stock that remains subject to restrictions (in each case subject to the limits of Section 162(m) of the Code).

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted stock on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted stock is granted. Danaher generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted stock over the amount (if any) Danaher paid the participant for the restricted stock at the time it is forfeited.

Income tax withholding from the participant is required on the income recognized by the participant at the time of vesting of the restricted stock (or grant of the restricted stock, in the event the participant makes a Section 83(b) election).

Restricted Stock Units. A participant will not recognize any income at the time an RSU is granted, nor will Danaher be entitled to a deduction at that time. When payout of an RSU is made, the participant will recognize ordinary income in an amount equal to the fair market value of the Common Stock received. Income tax withholding is required on the income recognized by the participant. Danaher will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m) of the Code.

Tax Withholding. The Company may decide to satisfy withholding obligations related to equity awards through additional withholding on the participant’s salary or wages. If the Company does not or cannot withhold from the participant’s compensation, the participant must pay the Company, with a cashier’s check or certified check, the full amounts required for withholding. If the Administrator so determines, the participant must instead satisfy the withholding obligations at the Administrator’s election (a) by directing the Company to retain shares of Common Stock from the exercise or release of the award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the participant acquires at the exercise or release of the award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate.

Section 162(m) Limitation. Under Section 162(m) of the Code, Danaher may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is

“performance-based compensation” or qualifies under certain other exceptions. The 2007 Plan contains provisions authorizing the grant of stock options, SARs, restricted stock, RSUs and other stock-based awards that may constitute performance-based awards within the meaning of Section 162(m).

Section 409A. The 2007 Plan has been written to comply, by its terms, with Section 409A of the Code; however, in the event that an award issued under the Plan constitutes a deferral of compensation under a nonqualified deferred compensation plan (as such term is defined under Section 409A) that does not comply with Section 409A, such award may be modified to comply with the requirements of Section 409A (or a successor provision thereto).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE DANAHER CORPORATION 2007 STOCK INCENTIVE PLAN AND THE MATERIAL TERMS OF THE PLAN’S PERFORMANCE GOALS, AS DESCRIBED ABOVE.

PROPOSAL 6.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, our shareholders will be asked to vote at the 2011 Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain talented executives who can succeed in an enterprise with Danaher’s size, complexity and global footprint; motivate executives to perform consistently over the long-term at or above the levels that we expect; and link compensation to the achievement of near-term and long-term corporate goals that we believe best advance the long-term interests of shareholders.

We believe our executive compensation program has been highly effective in achieving these objectives, both historically and in 2010 in particular. Danaher’s total shareholder return has outperformed the total shareholder return of the S&P 500 index over each of the last one-, three-, five-, ten-, fifteen- and twenty-year periods, with a compounded annual return of 25.7% over the last year, 2.6% over the last three years, 11.3% over the last five years and 10.8% over the last ten years. In 2010, Danaher invested approximately $100 million in growth and restructuring initiatives; consummated 19 acquisitions, including the strategically critical acquisitions of AB Sciex and Molecular Devices; delivered 2010 year-over-year revenue growth of 18%, earnings per share growth of 53% and operating cash flow growth of 16%, and an operating profit margin of 16.4% despite continuing to invest aggressively in our future.

The 2010 compensation of our named executive officers is consistent with our 2010 business performance:

•	base salary reductions implemented in 2009 were reversed in 2010 but no merit-based increases were awarded, as we sought to limit our fixed costs in an uncertain economic climate;

•	annual cash incentive compensation payments for 2010 reflected the significant year-over-year improvement in Company financial performance; and

•

reflecting the long-term orientation and consistency through business cycles of our equity compensation program, the target award values of long-term equity compensation awarded to our named executive officers in 2010 were generally consistent on a year-over-year basis (excluding the RSU awards that were granted in February 2010 as a discretionary bonus for 2009 performance).

Our executive compensation program operates within a strong framework of compensation governance. Our Compensation Committee regularly reviews external executive compensation practices and in recent periods has revised Danaher’s executive compensation policies and practices to:

•	incorporate multiple performance metrics in the annual cash incentive compensation plan;

•	prospectively eliminate tax-reimbursement and gross-up provisions;

•	eliminate club membership, automobile and executive life insurance perquisites;

•	implement a rigorous compensation recoupment policy that is triggered by a material restatement of Danaher’s financial statements, even in the absence of wrongdoing; and

•	require executive officers to maintain robust stock ownership levels.

These more recent changes complement strong compensation governance practices that have long been a hallmark of Danaher’s program:

•	our executive officer equity awards have vesting terms that are longer than typical for our peer group;

•	we provide no defined benefit pension plan to our executive officers (apart from a small cash balance plan that was frozen in 2003);

•	our annual cash incentive compensation is based on performance over one- and three-year periods, to encourage sustainable annual performance; and

•

none of our named executive officers have any rights to acceleration of equity award vesting or cash compensation upon a change of control (other than certain cash payment provisions in our CEO’s 2000 employment agreement).

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we will ask our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 6.

PROPOSAL 7.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES RELATING TO THE COMPANY’S EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, our shareholders will also be asked to vote at the 2011 Annual Meeting to indicate on an advisory basis how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 7, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive officer compensation that occurs every year is the most appropriate alternative for Danaher at this time, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive officer compensation. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our executive compensation program as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote, on an advisory basis, in response to the following non-binding resolution.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be considered to be the preferred frequency of the shareholders with which the Company is to hold future shareholder advisory votes on executive compensation.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive officer compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board, the Board may decide that it is in the best interests of our shareholders and Danaher to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADVISORY VOTES RELATING TO THE COMPANY’S EXECUTIVE OFFICER COMPENSATION TO BE HELD EVERY “ONE YEAR”.

OTHER MATTERS

Danaher’s management is not aware of any other business that may come before the meeting. Under our Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2011 Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied, except that as a result of administrative error on the Company’s part James A. Lico failed to file on a timely basis one Form 4 with respect to the exercise of 10,000 stock options and sale of the underlying shares on the open market. Mr. Lico subsequently filed the required Form 4 with respect to such transaction.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees for audit, audit related, tax and other services rendered by Ernst & Young LLP to Danaher for fiscal 2010 and 2009.

	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009
Audit Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of Danaher’s annual financial statements and internal control over financial reporting, reviews of financial statements included in Danaher’s Quarterly Reports on Form 10-Q and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$12,264,000	$10,617,000

Audit-Related Fees. Aggregate fees for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Danaher’s financial statements and internal control over financial reporting and are not reported under “Audit Fees” above. The nature of these services include audits of Danaher entities not otherwise required in connection with statutory or regulatory filings, employee benefit plan audits, divestiture-related audits and comfort letters in connection with underwritten securities offerings.	$1,470,044	$362,900

Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. (1)	$2,748,805	$2,671,500

All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009
Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$1,928,704	$2,063,600
Tax Consulting. Includes tax consulting services rendered by Ernst &Young LLP, including assistance related to tax planning.	$820,101	$607,900

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining such firm’s independence and has concluded that such services do not impair their independence.

Pre-Approval Policy

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by its the independent registered public accounting firm. Each year, the Committee approves the independent registered public accounting firm’s retention to audit Danaher’s financial statements before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Committee evaluates other known potential engagements of the independent registered public accounting firm and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting. The Committee has not made any such delegation as of the date of this Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s system of internal control over financial reporting, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors and the performance of Danaher’s internal audit function and independent auditors, and also oversees Danaher’s risk assessment and risk management policies.

In fulfilling its responsibilities, the Committee has reviewed and discussed with Danaher’s management and Ernst & Young LLP Danaher’s audited consolidated financial statements and internal control over financial reporting.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2010 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chairman)

Mortimer M. Caplin

Donald J. Ehrlich

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder who wishes to have a proposal included in Danaher’s proxy statement for the 2012 Annual Meeting of shareholders must submit the proposal in writing to Danaher’s Secretary at Danaher’s principal executive offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701, for receipt no later than December 5, 2011 in order to be considered for inclusion.

Shareholders intending to present a proposal at the 2012 Annual Meeting without having it included in the Company’s proxy statement must comply with the advance notice requirements set forth in the Company’s Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2012 Annual Meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2012 Annual Meeting is held during the period from April 10, 2012 to June 9, 2012 (as it is expected to be), in order to comply with the advance notice requirements set forth in the Company’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above by February 18, 2012.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

Dated: April 4, 2011

COPIES OF DANAHER’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO DANAHER OR BY ACCESSING THE REPORT ON http://www.danaher.com/proxy. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 2200 PENNSYLVANIA AVENUE, N.W., SUITE 800W, WASHINGTON, D.C. 20037-1701.

APPENDIX A

AMENDMENT TO ARTICLE FIVE, SECTION I OF RESTATED CERTIFICATE OF INCORPORATION

Article Five, Section I of Danaher Corporation’s Restated Certificate of Incorporation is proposed to be amended and restated in its entirety as follows:

FIFTH:

I.	The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of the Board of Directors.

At each annual meeting of stockholders beginning at the 2012 annual meeting, directors whose terms expire at that meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; and at the 2014 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

Subject to prior death, resignation, retirement or removal from office (which may be with or without cause for all directors elected after the 2011 annual meeting), a director shall hold office until his or her term has expired and his or her successor has been duly elected and qualified. Except as required by law, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen shall serve until the annual meeting of stockholders for the year in which his term expires and until his or her successor has been duly elected and qualified, subject, however, to such director’s prior death, resignation, retirement or removal from office. In no case will a decrease in the number of directors shorten the term of any incumbent director.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation applicable thereto.

A-1

APPENDIX B

AMENDMENT TO ARTICLE SEVEN OF RESTATED CERTIFICATE OF INCORPORATION

Article Seven of Danaher Corporation’s Restated Certificate of Incorporation is proposed to be amended and restated in its entirety as follows:

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders shall be called only by the Secretary or an Assistant Secretary pursuant to a written request delivered to the Secretary or an Assistant Secretary by (i) the Chairman of the Board, if there be one, (ii) the President, (iii) the Board of Directors or (iv) stockholders owning twenty-five percent (25%) or more of the capital stock of the Corporation issued and outstanding and entitled to vote who have requested a special meeting in accordance with and subject to the requirements set forth in the By-Laws of the Corporation (as amended from time to time), including any limitations set forth in the By-Laws on the stockholders’ ability to request a special meeting. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

B-1

APPENDIX C

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

As Proposed to be Amended and Restated

1.	Purpose of the Plan. Danaher Corporation, a Delaware corporation, wishes to recruit and retain key Employees and outside Directors. To further these objectives, the Company established the Danaher Corporation 2007 Stock Incentive Plan. Under the Plan, the Company may make grants of Options, Stock Appreciation Rights, Restricted Stock Units, and Other Stock-Based Awards. The Company may also make direct grants of Common Stock in the form of Restricted Stock Grants to Participants as a bonus or other incentive or grant such stock in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including any deferred compensation plans.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Compensation Committee of the Board, unless the Board specifies another committee or the Board elects to act in such capacity.

“Applicable Period” with respect to any Performance Period for an Award means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards (each as defined below).

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations issued with respect thereof.

“Committee” means the Compensation Committee of the Board in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Danaher Corporation, a Delaware corporation.

“Consultant” means any person engaged as a consultant or advisor of the Company or an Eligible Subsidiary for whom a Form S-8 Registration Statement is available for the issuance of securities.

“Covered Employees” means any person who is a “covered employee” within the meaning of Code Section 162(m).

“Date of Grant” will be the date as of which the Administrator grants an Award to a person.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months.

“Early Retirement” means an employee voluntarily ceases to be an Employee and the Administrator determines (either initially or subsequent to the grant of the relevant Award) that the cessation constitutes Retirement for purposes of this Plan. In deciding whether a termination of employment is an Early Retirement, the Administrator need not consider the definition under any other Company benefit plan.

“Eligible Director” (or “Director”) means a non-employee director of the Company or one of its Eligible Subsidiaries.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except as the Administrator otherwise specifies.

“Employee” means any person employed as an employee of the Company or an Eligible Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the value of the consideration that an Optionee must provide in exchange for one share of Common Stock. In the case of a SAR, “Exercise Price,” means an amount which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, as of any date, the fair market value of a share of Common Stock for purposes of the Plan which will be determined as follows:

(i)	If the Common Stock is traded on the New York Stock Exchange or other national securities exchange, the closing sale price on that date;

(ii)	If the Common Stock is not traded on the New York Stock Exchange or other national securities exchange, the Fair Market Value thereof shall be determined in good faith by the Administrator and in compliance with Code Section 409A.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

“Gross Misconduct” means the Participant has:

(i)	Committed fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any Subsidiary thereof, or any other action in willful disregard of the interests of the Company or any Subsidiary thereof;

(ii)	Been convicted of, or pled guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any Subsidiary thereof;

(iii)	Refused or willfully failed to adequately perform any duties assigned to him/her; or

(iv)	Refused or willfully failed to comply with standards, policies or procedures of the Company or any Subsidiary thereof, including without limitation the Company’s Standards of Conduct as amended from time to time.

“Incentive Stock Option” or “ISO” means a stock option intended to qualify as an incentive stock option within the meaning of Code Section 422.

“Normal Retirement” means an employee voluntarily ceases to be an Employee at or after reaching age sixty-five (65).

“Option” means a stock option granted pursuant to the Plan that is not an ISO, entitling the Optionee to purchase Shares.

“Optionee” means an Employee, Consultant, or Director who has been granted an Option under this Plan or, where appropriate, a person authorized to exercise an Option in place of the intended original Optionee.

“Other Stock-Based Awards” are Awards (other than Options, SARs, RSUs and Restricted Stock Grants) that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

“Participant” means Optionees and Recipients, collectively. The term “Participant” also includes, where appropriate, a person authorized to exercise an Option or hold or receive another Award in place of the intended original Optionee or Recipient.

“Performance Objectives” means one or more objective, measurable performance factors as determined by the Committee (as described in Section 4(b) of the Plan) with respect to each Performance Period based upon one or more of the factors set forth in Section 14 of the Plan.

“Performance Period” means a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

“Plan” means this 2007 Stock Incentive Plan, as amended from time to time.

“Recipient” means an Employee, Consultant, or Director who has been granted an Award other than an Option under this Plan or, where appropriate, a person authorized to hold or receive such an Award in place of the intended original Recipient.

“Restricted Stock Grant” means a direct grant of Common Stock, as awarded under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) one share of Common Stock, as awarded under Section 9 of the Plan.

“Retirement” means both Early Retirement and Normal Retirement, as defined herein.

“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means any right granted under Section 7 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if, at the time an Award is granted to a Participant under the Plan, each of such entities (other than the last entity in the unbroken chain) owns stock or other equity possessing twenty percent (20%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain.

“1998 Plan” means the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended.

3.	Eligibility. All Employees, Consultants, and Directors are eligible for Awards under this Plan. Eligible Employees, Consultants, and Directors become Optionees or Recipients when the Administrator grants them, respectively, an Option or one of the other Awards under this Plan.

4.	Administration of the Plan.

(a)	The Administrator. The Administrator of the Plan will be the Compensation Committee of the Board, unless the Board specifies another committee. The Board may also act under the Plan as though it were the Committee. The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions to Employees (other than the power to grant awards to Eligible Directors, Section 16 Persons or Covered Employees), to the extent permitted under applicable Delaware corporate law.

(b)

Code Section 162(m) and Rule 16b-3 Compliance. The Administrator may, but is not required to, grant Awards that are intended to qualify as performance based compensation exempt from the deductibility limitations of Code Section 162(m). However, grants of Awards to Covered Employees intended to qualify as performance based compensation under Code Section 162(m) shall be made and certified only by a Committee (or a subcommittee of the Committee) consisting solely of two or more “outside directors” (as such term is defined under Code Section 162(m)). Awards to Section 16 Persons shall be made only by a Committee (or a subcommittee of the Committee) consisting solely of two or more non-employee Directors in accordance with Rule 16b-3.

(c)	Powers of the Administrator. The Administrator’s powers will include, but not be limited to, the power to: construe and interpret the terms of the Plan and Awards granted pursuant to the Plan (including the power to remedy any ambiguity, inconsistency, or omission); amend, waive, or extend any provision or limitation of any Award (except as limited by the terms of the Plan); in order to fulfill the purposes of the Plan and without amending the Plan, to vary the terms of or modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and to adopt such procedures as are necessary or appropriate to carry out the foregoing.

(d)	Granting of Awards. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine the Optionees and the Recipients of other Awards and will determine either initially or subsequent to the grant of the relevant Award:

(i)	the terms of such Awards;

(ii)	the schedule for exercisability and nonforfeitability, including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives and the acceleration of the exercisability or nonforfeitability of the Awards (for the avoidance of doubt, the Administrator shall have discretion to accelerate the vesting of all or a portion of any performance-based vesting conditions or Performance Objectives, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m));

(iii)	the time and conditions for expiration of the Awards, and

(iv)	the form of payment due upon exercise or grant of Awards.

Notwithstanding anything to the contrary in this Plan, the Administrator may in its sole discretion reduce or eliminate a Participant’s unvested Award or Awards if he or she changes classification from a full-time employee to a part-time employee.

(e)	Substitutions. The Administrator may also grant Awards in substitution for options or other equity awards or interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the awards or interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any Participant who is a U.S. taxpayer will be adjusted appropriately pursuant to Code Section 409A.

(f)	Effect of Administrator’s Decision. The Administrator’s determinations under the Plan need not be uniform and need not consider whether actual or potential Participants are similarly situated. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

5.	Stock Subject to the Plan.

(a)

Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change (as defined in Section 16(a) of the Plan) or as provided under Section 15, the aggregate number of shares of Common Stock that may be issued under the Awards may not exceed forty-five million (45,000,000) shares, of which no more than fourteen million (14,000,000) shares may be available for Awards granted in any form other than Options or SARs. The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards. Any such returning shares of Common Stock shall be credited to the applicable sub-limit set forth above on the same basis as the original Award was debited. Any shares of Common Stock surrendered for the payment of the Exercise Price under Options or SARs or withholding taxes, and shares of Common Stock repurchased in the open market with the proceeds of an Option exercise, may not again be made available for issuance under the Plan. Shares of Common Stock issued to convert, replace or adjust outstanding options or other equity-compensation awards in connection with a merger or acquisition, as permitted by NYSE Listed Company Manual Section 303A.08 or any successor provision, shall not reduce the number of shares available for issuance under the Plan.

(b)	Code Section 162(m) Limitations on Awards. The aggregate number of shares of Common Stock subject to Options or Stock Appreciation Rights that may be granted under this Plan during any one calendar year to any one Participant shall not exceed three million (3,000,000). The aggregate number of shares of Common Stock subject to any other type of Award that may be granted under this Plan during any one calendar year to any one Participant shall not exceed three million (3,000,000). Each of the foregoing separate limitations shall be subject to adjustment under Section 15 relating to capital adjustments. To the extent required by Code Section 162(m), in applying the foregoing limitation with respect to an Employee or Director, if any Option, Stock Appreciation Right, Restricted Stock Grant or Restricted Stock Unit (in each case which is intended to comply with Code Section 162(m)) is canceled, the canceled Award shall continue to count against the maximum number of shares of Common Stock, or the value thereof, if applicable, with respect to which an Award may be granted to an Employee or Director.

(c)	Stockholder Rights. Except for Restricted Stock Grants, the Participant will have no rights of a stockholder with respect to the shares of Common Stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise or, as applicable, the grant or nonforfeitability, of an Award. No adjustment will be made for a dividend or other right for which the record date precedes the date of exercise or nonforfeitability, as applicable.

(d)	Fractional Shares. The Company will not issue fractional shares of Common Stock pursuant to the exercise or vesting of an Award. Any fractional share will be rounded up and issued to the Participant in a whole share.

6.	Terms and Conditions of Options.

(a)	General. Options granted to Employees, Consultants, and Directors are not intended to qualify as Incentive Stock Options. Other than as provided under Section 15 below and except in connection with a merger, acquisition, spinoff, or other similar corporate transaction, the Administrator may not reduce the Exercise Price of any outstanding Option or cancel and re-grant any outstanding Option under the Plan with a lower exercise price unless the Company’s shareholders have approved such action within twelve (12) months prior to such event. Subject to the foregoing, the Administrator may set whatever conditions it considers appropriate for the Options, including time-based and/or performance-based vesting conditions.

(b)	Exercise Price. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time. The Exercise Price per share for the Options may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except in the event of an Option substitution as contemplated by Section 4(e) above, or as provided under Section 15 below. The Company may use the consideration it receives from the Optionee for general corporate purposes.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise of an Option beyond the tenth anniversary of its Date of Grant. Options will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Optionee may exercise any portion of an Option. If the Administrator does not specify otherwise at the Date of Grant, Options for Employees will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant, and Options for Eligible Directors will be exercisable in full as of the Date of Grant.

(d)	Method of Exercise. To exercise any exercisable portion of an Option, the Optionee must:

(i)	Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue and specifying the number of shares of Common Stock underlying the portion of the Option the Optionee is exercising;

(ii)	Pay the full Exercise Price by cashier’s or certified check for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

(iii)	Deliver to the Secretary of the Company (or to whomever the Administrator designates) such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the shares of Common Stock issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

The Administrator may agree to payment through the tender to the Company of shares of Common Stock. Shares of Common Stock offered as payment will be valued, for purposes of determining the extent to which the Optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise.

(e)	Term. No one may exercise an Option more than ten years after its Date of Grant.

7.	Terms and Conditions of Stock Appreciation Rights.

(a)	General. A SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Administrator), equal to the excess of the Fair Market Value on the date the SAR is exercised over the SAR’s Exercise Price, if any. The Administrator shall be subject to the same limitations on the reduction of an SAR Exercise Price as is applicable to the reduction of the Exercise Price of an Option under Section 6(a).

(b)	Exercise Price. The Administrator will establish in its sole discretion the Exercise Price of a SAR and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions. The Exercise Price for the SAR may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

(c)

Exercisability. The Administrator will determine the times and conditions for exercise of each SAR but may not extend the period for exercise of a SAR beyond the tenth anniversary of its Date of Grant. SARs will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of a SAR. If the Administrator does not specify otherwise, SARs will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant.

(d)	Term. No one may exercise a SAR more than ten years after its Date of Grant.

8.	Terms and Conditions of Restricted Stock Grants.

(a)	General. A Restricted Stock Grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator and, with regard to Performance Objectives, determined and certified by the Committee (as described in Section 4(b) of the Plan). The Company shall issue the shares to each Recipient of a Restricted Stock Grant either (i) in certificate form or (ii) in book entry form, registered in the name of the Recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to the Award; provided that the Company may require that any stock certificates evidencing Restricted Stock Grants be held in the custody of the Company or its agent until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Grant, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for Restricted Stock Grants by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the Restricted Stock Grant.

(c)	Lapse of Restrictions. The shares of Common Stock underlying such Restricted Stock Grants will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such Restricted Stock Grants will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on Restricted Stock Grants will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant. Notwithstanding anything to the contrary in this Plan, Restricted Stock Grants shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its sole discretion in the event of death, Disability, Retirement or a Substantial Corporate Change.

(d)	Rights as a Stockholder. A Recipient who is awarded a Restricted Stock Grant under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. After the lapse of the restrictions without forfeiture in respect of the Restricted Stock Grant, the Company shall remove any legends or notations referring to the terms, conditions and restrictions on such shares of Common Stock and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such shares of Common Stock.

9.	Terms and Conditions of Restricted Stock Units.

(a)

General. RSUs shall be credited as a bookkeeping entry in the name of the Employee or Eligible Director in an account maintained by the Company. No shares of Common Stock are actually issued to the Participant in respect of RSUs on the Date of Grant. Shares of Common Stock shall be issuable to the Participant only upon the lapse of such restrictions and satisfaction of such vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator, or in the case of Performance Objectives, determined and certified by the Committee (as described in Section 4(b) of the Plan).

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for RSUs by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the RSUs.

(c)	Lapse of Restrictions. RSUs will vest and the underlying shares of Common Stock will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such RSUs will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on RSUs will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant. Notwithstanding anything to the contrary in this Plan, RSUs shall be subject to a minimum vesting schedule of not less than three (3) years for non-performance-based awards, and not less than one (1) year for performance-based awards; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting periods; and provided further that the Administrator may waive the restrictions set forth in this sentence in its sole discretion in the event of death, Disability, Retirement or a Substantial Corporate Change.

(d)	Rights as a Stockholder. A Recipient who is awarded RSUs under the Plan shall possess no incidents of ownership with respect to the underlying shares of Common Stock.

10.	Terms and Conditions of Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Administrator in its sole discretion.

11.

Termination of Employment. Unless the Administrator determines otherwise (either initially or subsequent to the grant of the relevant Award), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s employment, where termination of employment means the time when the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary ends for any reason, including Retirement. For purposes of Awards granted under this Plan, the Administrator shall have sole discretion to determine whether a Participant has ceased to be actively employed by (or, in the case of a Consultant or Director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. For the avoidance of doubt, a Participant’s active employer-employee or other active service-providing relationship shall not be extended by any notice period mandated under local law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to local law), and in the event of a Participant’s termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise any Option or SAR after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under local law. Unless the Administrator provides otherwise (either initially or subsequent to the grant of the relevant Award) (1) termination of employment will include instances in which a common law employee is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of a Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary shall constitute a termination of employment or service.

(a)	General. Upon termination of employment for any reason other than death, Early Retirement or (with respect to Options and SARs) Normal Retirement, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any outstanding RSUs or Other Stock-Based Awards shall be settled upon termination and, except as set forth in subsections (b) – (h) below, the Participant shall have a period of ninety (90) days, commencing with the first date the Participant is no longer actively employed, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR; provided, however, that if the exercise of an Option or SAR following termination of employment (to the extent such post-termination exercise is permitted under Section 11(a) of this Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option or SAR shall terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, or (ii) the end of the original post-termination exercise period; provided, however, that in no event may an Option or SAR be exercised after the expiration of the term of the Award.

(b)	Normal Retirement. Upon termination of employment by reason of the Participant’s Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (i) subject to the term of the Award any Options or SARs held by the Participant as of the Normal Retirement date will remain outstanding, continue to vest and may be exercised until the fifth anniversary of the Normal Retirement (or if earlier, the termination date of the Award), and (ii) all unvested portions of any other outstanding Awards (including without limitation RSUs and Restricted Stock Grants) shall be immediately forfeited without consideration.

(c)	Early Retirement. Upon termination of employment by reason of the Participant’s Early Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (i) the time-based vesting of any portion of any RSU or Restricted Stock Grant scheduled to vest during the five-year period immediately following such Early Retirement shall be accelerated (provided that if any performance-based vesting conditions or Performance Objectives remain unsatisfied as of the Early Retirement date (and the relevant Performance Period has not expired) the Award shall remain outstanding for up to five years after such date (or, if earlier, up to the termination date of the Award) to determine whether such conditions or objectives become satisfied and the Award shall become fully vested once it has been determined that such conditions or objectives have been satisfied within the applicable period (at which point, the vested shares of Common Stock will be delivered to the Participant)), and any portion of such Award subject to time-based vesting conditions not scheduled to vest until after the fifth anniversary of such Early Retirement shall be forfeited, and (ii) subject to the term of the Award any Options or SARs held by the Participant as of the Early Retirement date will remain outstanding, continue to vest and may be exercised until the fifth anniversary of the Early Retirement (or if earlier, the termination date of the Award). Notwithstanding anything to the contrary in this Plan, in connection with any determination to grant Early Retirement to a Participant the Administrator in its sole discretion may determine to grant Early Retirement with respect to a specified portion, but less than all, of the Participant’s outstanding Awards.

(d)	Death. Upon termination of employment by reason of the Participant’s death:

(i)	All unexpired Options and SARs will become fully exercisable and, subject to the term of the Option or SAR, may be exercised for a period of twelve months thereafter by the personal representative of the Participant’s estate or any other person to whom the Option or SAR is transferred under a will or under the applicable laws of descent and distribution.

(ii)	A portion of the outstanding RSUs and Restricted Stock Grants shall become vested which will be determined as follows. With respect to each portion of an Award of RSUs or Restricted Stock Grant that is scheduled to vest on a particular vesting date, upon the Participant’s death, a pro rata amount of the RSUs or the Restricted Stock Grant will vest based on the number of complete twelve-month periods between the Date of Grant and the date of death, (provided that any partial twelve-month period between the Date of Grant and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods between the Date of Grant and the particular, scheduled vesting date. Any fractional right to a share of Common Stock that results from applying the pro rata methodology described herein shall be rounded up to a right to a whole share. Notwithstanding anything in the Plan to the contrary, unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any RSUs or Restricted Stock Grants the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(iii)	With respect to any Award other than an Option, SAR, RSU or Restricted Stock Grant, all unvested portions of the Award shall be immediately forfeited without consideration, unless otherwise provided by the Administrator.

(e)	Disability. Upon termination of employment by reason of the Participant’s Disability, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any Option or SAR will remain outstanding and, subject to the term of the Option or SAR, may be exercised by the Participant at any time until the first anniversary of the Participant’s termination of employment for Disability. The vested portion of any Award other than an Option or SAR shall be settled upon termination of employment.

(f)	Gross Misconduct. Upon termination of employment by reason of the Participant’s Gross Misconduct, as determined by the Administrator, all unexercised Options and SARs, unvested portions of RSUs, unvested portions of Restricted Stock Grants and any Other Stock-Based Awards granted under the Plan shall terminate and be forfeited immediately without consideration. Without limiting the foregoing provision, a Participant’s termination of employment shall be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed that would have justified a termination for Gross Misconduct.

(g)	Post-Termination Covenants. Notwithstanding any other provision in the Plan, to the extent any Award may remain outstanding under the terms of the Plan after termination of the Participant’s employment, the Award will nevertheless expire as of the date that the former Employee or Director violates any covenant not to compete or any other post-employment covenant (including without limitation any nonsolicitation, nonpiracy of employees, nondisclosure, nondisparagement, works-made-for-hire or similar covenants) in effect between the Company and/or any Subsidiary thereof, on the one hand, and the former Employee or Director on the other hand, as determined by the Administrator.

(h)

Leave of Absence. To the extent approved by the Administrator (either specifically or pursuant to rules adopted by the Administrator), the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence. For the avoidance of doubt, the Administrator, in its sole discretion, may determine that a Participant’s leave of absence to complete a course of study will not constitute termination of employment for purposes of the Plan. Further, during any approved leave of absence, the Administrator shall have sole discretion to provide (either specifically or pursuant to rules adopted by the Administrator) that the vesting of any Awards held by the Participant shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable), and shall not resume until and unless the Participant returns to active employment prior to the expiration of the term (if any) of the Awards, subject to any requirements of applicable laws or contract. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of active employment or service.

12.	Award Agreements. The Administrator will communicate the material terms and conditions of an Award to the Participant in any form it deems appropriate, which may include the use of an Award agreement that the Administrator may require the Participant to sign. To the extent the Award agreement is inconsistent with the Plan, the Plan will govern. The Award agreements may contain special rules, particularly for Participants located outside the United States. To the extent the Administrator determines not to document the terms and conditions of an Award in an Award agreement, the terms and conditions of the Award shall be as set forth in the Plan and in the Administrator’s records.

13.	Award Holder. During the Participant’s lifetime and except as provided under Section 21 below, only the Participant or his/her duly appointed guardian may exercise or hold an Award (other than nonforfeitable shares of Common Stock). After the Participant’s death, the personal representative of his or her estate or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award or hold any then nonforfeitable portion of any Award. If someone other than the original Participant seeks to exercise or hold any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to exercise or hold the Award.

14.	Performance Rules.

(a)	General. Subject to the terms of the Plan, the Committee will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate, which Performance Objectives must be satisfied, as determined by the Committee, before the Participant receives or retains an Award or before the Award becomes nonforfeitable. Where such Awards are granted to Covered Employees, the Committee (as described in Section 4(b) of the Plan) may designate the Awards as subject to the requirements of Code Section 162(m), in which case the provisions of the Awards are intended to conform with all provisions of Code Section 162(m) to the extent necessary to allow the Company to claim a Federal income tax deduction for the Awards as “qualified performance based compensation.” However, the Committee retains the sole discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including any performance-based vesting conditions that shall apply to such Awards. Notwithstanding satisfaction of applicable Performance Objectives, the number of shares of Common Stock or other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced by the Committee (but not increased) on the basis of such further considerations that the Committee in its sole discretion shall determine. No Award subject to Code Section 162(m) shall be paid or vest, as applicable, unless and until the date that the Committee has certified, in the manner prescribed by Code Section 162(m), the extent to which the Performance Objectives for the Performance Period have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award.

(b)	Performance Objectives. Performance Objectives will be based exclusively on one or more of the following performance-based measures determined based on the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, business platform, or operating unit results: (i) earnings per share (on a fully diluted or other basis), (ii) stock price targets or stock price maintenance, (iii) return on capital, return on invested capital or return on equity; (iv) pretax or after tax net income, (v) working capital, (vi) earnings before interest and taxes, (vii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (viii) operating income, (ix) free cash flow, (x) cash flow, (xi) revenue, (xii) gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement, (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures, or (xiv) any combination of these measures.

The Committee shall determine whether such Performance Objectives are attained, and such determination will be final and conclusive. Each Performance Objective may be expressed in absolute and/or relative terms or ratios and may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, platforms, operating units and/or other business unit) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity and/or shares outstanding, or to assets or net assets.

For Awards intended to comply with Code Section 162(m), the measures used in setting Performance Objectives under the Plan for any given Performance Period will, to the extent applicable, be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Committee may (as specified by the Committee within the Applicable Period) either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6) (i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits identified during the Performance Period (or during any period that the Performance Period is being compared to), and (8) other objective income, expense, asset, and/or cash flow adjustments as may be consistent with the purposes of the Performance Objectives set for the given Performance Period and specified by the Committee within the Applicable Period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), 6(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the Performance Period and any period that the Performance Period is being compared to are excluded; and provided further that the Committee in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs described in subsections (1) through (7) shall not be excluded from the measures used to determine the Performance Objectives for a particular Performance Period or shall be modified, and/or may determine to exclude other items from such measures for such Performance Period. In addition to the Performance Objectives established for any Award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such Award, any Award that is intended to comply with Code Section 162(m) shall not vest under its terms unless the Company has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been satisfied.

15.

Adjustments upon Changes in Capital Stock. Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, after the Date of Grant of an Award, the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Administrator will make a proportionate and appropriate adjustment in the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (a) the number of shares of Common Stock underlying each outstanding Award; (b) the number of shares of Common Stock which thereafter may be made the subject of Awards including the limit specified in Section 5(a) regarding the number of shares available for Awards granted in any form other than Options or SARs; and (c) the number and type of shares of Common Stock specified as the annual per-Participant limitation under Section 5(b). Unless the Administrator determines another method would be appropriate, any such adjustment to an Option or SAR will not change the total price with respect to shares of Common Stock underlying the unexercised portion of an Option or SAR but will include a corresponding proportionate adjustment in the Option’s or SAR’s Exercise Price.

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate to the items set forth in subsections (a) – (c) in the preceding paragraph.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Section 15 specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

16.	Substantial Corporate Change.

(a)	Definition. A Substantial Corporate Change means the consummation of:

(i)	the dissolution or liquidation of the Company; or

(ii)	the merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities in which the Company is not the surviving entity (other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity); or

(iii)	the sale of all or substantially all of the assets of the Company to another person or entity; or

(iv)	any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

(b)	Treatment of Awards. Upon a Substantial Corporate Change, the Plan and any forfeitable portions of the Awards will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding Awards, or the substitution for such Awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided. Unless the Board determines otherwise, if an Award would otherwise terminate pursuant to the preceding sentence, the Administrator will either:

(i)	provide that Optionees or holders of SARs will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of an Option or SAR, whether or not they had previously become exercisable; or

(ii)	for any Awards, cause the Company, or agree to allow the successor, to cancel each Award after payment to the Participant of an amount in cash, cash equivalents, or successor equity interests substantially equal to the Fair Market Value under the transaction (minus, for Options and SARs, the Exercise Price for the shares covered by the Option or SAR (and for any Awards, where the Board or the Administrator determines it is appropriate, any required tax withholdings)).

17.	Employees Outside the United States. To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, the Administrator, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by the Plan;

(b)	Determine which Employees outside the United States are eligible to participate in the Plan;

(c)	Either initially or by amendment, modify the terms and conditions of any Award granted to any Employee outside the United States;

(d)	Either initially or by amendment, establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	Either initially or by amendment, take any action that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

18.	Legal compliance. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares of Common Stock. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the U.S. Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted, vested and exercised, only in a way that conforms to such laws, rules, and regulations.

19.	Purchase for Investment and Other Restrictions. Unless a registration statement under the Securities Act covers the shares of Common Stock a Participant receives under an Award, the Administrator may require, at the time of such grant and/or exercise and/or lapse of restrictions, that the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares of Common Stock are registered under the Securities Act, the Participant must acknowledge:

(a)	that the shares of Common Stock received under the Award are not so registered;

(b)	that the Participant may not sell or otherwise transfer the shares of Common Stock unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act; and

(c)	such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal, state, local and foreign securities laws, rules and regulations.

Additionally, the Common Stock, when issued under an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s articles or certificate of incorporation, by-laws, or generally applicable stockholders’ agreements.

The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

20.	Tax Withholding. The Participant must satisfy all applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements before the Company will deliver stock certificates or otherwise recognize ownership or nonforfeitability under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from the Participant’s compensation, the Participant must pay the Company, with a cashier’s check or certified check, the full amounts required for withholding. Payment of withholding obligations is due at the same time as is payment of the Exercise Price or lapse of restrictions, as applicable. If the Administrator so determines, the Participant shall instead satisfy the withholding obligations at the Administrator’s election (a) by directing the Company to retain shares of Common Stock from the Option or SAR exercise or release of the Award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the Participant acquires at the Option or SAR exercise or release of the Award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate.

21.	Transfers, Assignments or Pledges. Unless the Administrator otherwise approves in advance in writing or as set forth below, an Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under an Award until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its sole discretion, expressly provide that a Participant may transfer his Award, without receiving consideration, to (a) members of the Participant’s immediate family, children, grandchildren, or spouse, (b) a trust in which the Participant and/or such family members collectively have more than 50% of the beneficial interest, or (c) any other entity in which the Participant and/or such family members own more than 50% of the voting interests.

22.

Amendment or Termination of Plan and Awards. The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment may have a material adverse effect on any Participant or beneficiary with respect to any previously declared Award, unless the Participant’s or beneficiary’s consent is obtained. Except as required by law or by Section 16 above in the event of a Substantial Corporate Change, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to have a material adverse effect on the Participant or beneficiary. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Plan and any Awards made thereunder to ensure all Awards and Award agreements provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A including, but not limited to, the ability to increase the exercise or purchase price of an Award (without the consent of the Participant) to the Fair Market Value on the date the Award was granted; provided, however that the Company makes no representations that the Plan or any Awards will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Award made thereunder.

23.	Privileges of Stock Ownership. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued to such Participant.

24.	Effect on Outstanding Awards. All awards outstanding under the 1998 Plan will remain subject to the terms of the 1998 Plan; provided, however, that limitations imposed on such options by Rule 16b-3 will continue to apply only to the extent Rule 16b-3 so requires.

25.	Effect on Other Plans. Whether receiving or exercising an Award causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

26.	Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, Employee, or agent of the Company or any of its Subsidiaries shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he or she executes in such other capacity. The Company will indemnify and hold harmless each Director, Employee, or agent of the Company or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

27.	No Employment Contract. Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Participant’s employment.

28.	Governing Law. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

29.	Duration of Plan. The Plan (as amended and restated) shall become effective upon its approval by Company shareholders and except as otherwise expressly provided by the Administrator shall govern all Awards previously or subsequently granted hereunder. Unless the Board extends the Plan’s term, the Administrator may not grant Awards after May 15, 2017. The Plan will then continue to govern unexercised and unexpired Awards. No additional Awards shall be granted under the Company’s 1998 Plan following the approval of the Plan by the Company’s shareholders.

30.	Recoupment. Any Award granted under the Plan on or after March 15, 2009 is subject to the terms of the Danaher Corporation Recoupment Policy in the form approved by the Compensation Committee of Danaher’s Board of Directors as of the date of grant (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) and to the terms required by applicable law, if and to the extent such Policy by its terms applies to such Award.

31.

Section 409A Requirements. Notwithstanding anything to the contrary in this Plan or any Award agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to a participant under this Plan and any Award. It is the intention of the Company that this Plan and each Award agreement issued under the Plan shall comply with and be interpreted in accordance with Code Section 409A, the US Department of Treasury regulations, and any other guidance issued thereunder. For purposes of Code

Section 409A, each “payment” (as defined by Code Section 409A) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Code Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant’s “separation from service” (as defined for purposes of Code Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

If the participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, no payments due under this Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the participant’s separation from service, or (ii) the participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the participant’s separation from service. If this Plan or any Award fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the participant by Code Section 409A, and the participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.

DANAHER

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR all nominees listed, FOR Proposals 2, 3, 4, 5 and 6 and every 1 YEAR for Proposal 7.

1. Election of Directors:

For Against Abstain For Against Abstain For Against Abstain

01 - H. Lawrence Culp, Jr.

02 - Mitchell P. Rales

03 - Elias A. Zerhouni, M.D.

For Against Abstain

2. To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2011.

3. To approve an amendment to Danaher’s Restated Certificate of Incorporation to declassify the Board of Directors.

4. To approve an amendment to Danaher’s Restated Certificate of Incorporation to allow holders of twenty-five percent (25%) or more of Danaher’s shares to call a special meeting of shareholders.

5. To approve amendments to Danaher’s 2007 Stock Incentive Plan and material terms of plan performance goals.

6. To approve an advisory vote on the Company’s executive officer compensation.

7. To approve an advisory vote on the frequency of future shareholder advisory votes on the Company’s executive officer compensation.

For Against Abstain

1 Yr 2 Yrs 3 Yrs Abstain

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X 11322382

01APDC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

DANAHER

Proxy — Danaher Corporation 2011 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2011

Steven M. Rales and Mitchell P. Rales, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of Danaher Corporation held by the undersigned as the undersigned’s proxy, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Danaher Corporation to be held on May 10, 2011 or at any postponement or adjournment thereof.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where no such directions are indicated.

(Items to be voted appear on reverse side.)